TEDOM CAPITAL, INC.
Shares of Common Stock
2,000,000 Maximum

This prospectus relates to the initial Public Offering of our common stock.  We are offering up to a total of 2,000,000 shares of common stock in a best efforts, minimum-maximum, direct public offering, without any involvement of underwriters.  The offering price is $0.25 share.  Until a minimum of 400,000 shares have been purchased (the “Minimum Offering”), all payments for shares will be deposited into an escrow account at City National Bank.  If 400,000 shares are not purchased in this Offering, all payments deposited in the escrow account will be promptly refunded in full, without interest and without any deduction for expenses.  If 400,000 shares are sold in this Offering, all funds held in escrow will be released to us and we will continue to sell shares up to the maximum amount of 2,000,000 shares (the “Maximum Offering”).  The offering will terminate within 90 days from the date of this prospectus.  At our sole discretion, we may extend the offering for up to an additional 90 days.  There are no minimum purchase requirements for each investor and, if the Minimum Offering is achieved, there will be no continuing arrangements to place the funds in an escrow, trust or similar account.  Upon reaching the Minimum Offering, all cleared funds will be available to us following deposit into our bank account.

Prior to this Offering, there has been no market for our securities.  Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no assurance that our securities will ever trade on the OTC Bulletin Board or other exchange.

	Public Offering Price	Underwriting or Sales Commissions(1)	Proceeds to Use After Completion of Offering (2)

Common Stock (per share)	$ 0.25	$ 0	$ 0.25
Total Minimum Offering	$ 100,000	$ 0	$ 100,000
Total Maximum Offering	$ 500,000	$ 0	$ 500,000
_____________________
(1)
Our shares in this Offering will be sold by our officers and directors for no compensation.  There are no underwriting commissions involved in this Offering, however, we may pay selling commissions of up to 10% to any broker, dealer, finder or agent who assists us in this Offering.

(2)
 The proceeds to us are shown before deduction for legal, accounting, printing and other expenses estimated at $40,000.  However, offering expenses, including selling commissions, if any, in excess of 15% of the total proceeds raised will be paid by one or more of our current stockholders.

Our principal executive offices are located at 1311 Sartori Avenue., Suite 11, Torrance, CA  90501 and our telephone number is (310) 335-5460. Our website, www.tedomcapital.com is currently under construction.

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INVESTING IN THE COMMON STOCK OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. RISKS TO BE CONSIDERED INCLUDE:

•	Tedom Capital is in an early stage of development
•	Tedom Capital did not commence its business until January 15, 2007
•	Tedom Capital has incurred operating losses since inception
•	The Auditor’s have issued a “going concern” opinion
•	Tedom Capital had an accumulated deficit of $56,742 as of December 31, 2007
•	One current shareholder will own between 95% and 78% of the outstanding shares post-offering

CONSEQUENTLY YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” CONTAINED IN THIS PROSPECTUS BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 12, 2008.

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

PROSPECTUS SUMMARY	2

RISK FACTORS	3

USE OF PROCEEDS	10

DETERMINATION OF OFFERING PRICE	10

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	11

BUSINESS	12

INDUSTRY OVERVIEW	21

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	24

DESCRIPTION OF PROPERTY	27

LEGAL PROCEEDINGS	28

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	28

EXECUTIVE COMPENSATION	30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	33

DESCRIPTION OF SECURITIES	33

PLAN OF DISTRIBUTION	33

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	35

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	37

LEGAL MATTERS	37

EXPERTS	37

WHERE YOU CAN FIND MORE INFORMATION	37

FINANCIAL STATEMENTS	39

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ABOUT THIS PROSPECTUS

We have not authorized anyone to provide information different from that contained in this prospectus.  This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  In this prospectus, references to “Tedom Capital,” the “Company,” “we,” “us” and “our” refer to Tedom Capital, Inc., a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in any prospectus supplement we may file relate to future events concerning our business and to our future revenues, operating results, and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

Any forward looking statements contained in this prospectus or any prospectus supplement are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. The section of this prospectus captioned “Risk Factors,” beginning on page 4, provides a summary of the various risks that could cause our actual results or future financial condition to differ materially from forward-looking statements made in this prospectus. The factors discussed in this section are not intended to represent a complete list of all the factors that could adversely affect our business, revenues, operating results, or financial condition. Other factors that we have not considered may also have an adverse effect on our business, revenues, operating results, or financial condition, and the factors we have identified could affect us to a greater extent than we currently anticipate. Before making any investment in our securities, we encourage you to carefully read the information contained under the caption “Risk Factors,” as well the other information contained in this prospectus and any prospectus supplement we may file.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the information contained elsewhere in this prospectus.  You should read the entire prospectus, including “Risk Factors” and the financial statements before making an investment decision.

Issuer:	Tedom Capital, Inc. 410 Wilshire Blvd., Suite 183 Santa Monica, CA 90401 (310) 335-5460 Website: www.tedomcapital.com

Description of Business:
Tedom Capital’s business is the loaning of money to finance residential and commercial building improvements.  Loans will typically be secured by a second or third trust deed on the property although Tedom Capital may make unsecured personal loans in certain circumstances.  Tedom Capital may in the future purchase existing loans from other mortgage or lending companies or banks.

The Offering:	This offering relates to the sale of up to 2,000,000 shares of common stock at $0.25 per share. A minimum of 400,000 shares of common stock must be sold in order to close the offering.

Securities Offered:	2,000,000 shares of our $0.001 par value Common Stock. A description of our Common Stock is set forth on page 33 of this prospectus.

Term of Offering:	90 days from the date of this prospectus, unless extended for up to an additional 90 days at our sole discretion.

Manner of Sale:
The shares of our Common Stock will be sold primarily by officers and directors of Tedom Capital.  Selling agents or brokers may also participate and be paid a commission.  Each investor will complete and return a Subscription Agreement indicating the number of shares being purchased and accompanied by a check, money order or contemporaneous wire transfer for their aggregate purchase price.  Upon receipt we may accept all or part of your subscription.  Proceeds representing any portion of your subscription not accepted will be promptly refunded to you.  Once you have submitted your Subscription Agreement, you may not withdraw your subscription unless we cancel the entire offering.

Public Trading Market for Securities Offered:
None.  Our common stock is not currently listed on any public securities exchange or the OTC Bulletin Board.  Unless and until the shares are listed for trading in some securities market, investors will find it difficult to buy or sell shares of Tedom Capital Stock.

Common Stock Outstanding Prior to the Offering:	7,030,000 shares

After the Offering (assuming the sale of all Shares offered):	9,030,000 shares

Use of Proceeds:	The net proceeds, after deducting expenses of the Offering, estimated at between $85,000 and $460,000 are expected to be used primarily to fund home improvement loans. See “Use of Proceeds.”

Risk Factors:
The common stock offered hereby involve a high degree of risk and will result in immediate and substantial dilution. Significant risks include:

    ●    limited operating history;
    ●    a lack of profits from operations;
    ●    possible default of loans made by the Company;
    ●    one current stockholder will continue to hold controlling interest in the Company; and
    ●    a lack of a trading market for our common stock.

A discussion of additional risk factors relating to our stock, our business and this offering begins on page 3 of this prospectus.

RISK FACTORS

You should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  We have described the risks we consider to be material.  However, there may be additional risks that we view as not material or of which we are not presently aware.  If any of the events described below were to occur, our business, prospects, financial condition, results of operations or cash flow could be materially adversely affected.

Risks Related to our Business and Operations

Due to our limited operating history we have generated only limited revenues and no profits from our current business operations, consequently our long term viability cannot be assured.

We were formed in December, 2006 and have only carried on our business since January 15, 2007.  To date we have funded only two home improvement loans. Due to this limited operating history in connection with our business plan, any prediction of future results of operation is difficult.  Our prospects must be evaluated with a view to risks encountered by a company in an early stage of development.  We can provide no assurance that we will be profitable, have a positive cash flow or otherwise be successful.

Our limited revenues and operating losses raise doubt about our ability to realize our business objectives.

We have generated only limited revenues from operations.  Consequently, we had a net loss of $56,742 for the period from inception (December 26, 2006) to December 31, 2007.  As of December 31, 2007, we had working capital of $2,826 and $13,731 of cash available.   Due to our continuing losses from business operations, our independent auditor’s report dated December 28, 2007, includes a “going concern” explanation relating to the fact that our continued operations are dependent upon obtaining additional working capital either through significantly increasing revenues or through outside financing.  We are currently operating with limited cash reserves and revenues which could inhibit our ability to continue in business or achieve our business objectives.

Proceeds from this offering may be insufficient to fund long term capital needs.

Our ability to continue operations is dependent upon our ability to successfully establish our business and secure additional funding sources and attain profitable operations.  To date, our principal stockholder has invested necessary capital to fund our current operations. If we attain proceeds from this offering at or near the Maximum Offering amount, we believe this amount would be sufficient to sustain and expand our operations over the next 12 months.  If we attain only the Minimum Offering amount or proceeds significantly less than the Maximum Offering amount, such proceeds may not be sufficient to sustain our operations or fund our long term capital needs.  If we raise substantially less than the Maximum Offering amount, we may require additional capital to maintain business operations and satisfy our long term capital needs.  Although we believe our principal stockholder would continue to fund our day-to-day operating expenses, we do not have any commitments from our officers, directors or principal stockholder nor have we identified sources of additional capital from third parties.  Additional financing, if needed may not be available to us on favorable terms, if at all.

Our current assets are not sufficient to satisy our foreseeable cash requirements.

As a service oriented business we will hold a limited amount of tangible assets other than cash and debt receivables.  Our current cash resources are not sufficient to satisfy our cash requirements over the next 12 months.  We intend to set aside a portion of the proceeds raised in this offering as working capital to fund our day-to-day operations.  If we raise substantially less than the Maximum Offering amount, we may not have sufficient working capital available to both fund ongoing operations and lend to customers over the long term.

We anticipate operating losses in the future.

Until our loan portfolio reaches a size that results in loan repayments equaling or exceeding our operating expenses, we will experience continuing operating losses.  We estimate that a loan portfolio of $350,000 or more would generate sufficient revenues to cover our anticipated operating expenses.  Consequently, unless and until our portfolio of performing loans exceeds approximately $350,000, we will continue to realize operating losses.

Risks Related To Home Improvement Loans

Our loan guidelines might not prevent underperforming or defaulted loans.

In terms of selecting home improvement loan investments, we rely upon certain investment objectives and policies that may not prevent (i) the investment in loans that underperform due to a borrower’s inability to repay a loan in a timely manner, (ii) inadequate loan-to-value ratios, (iii) lack of understanding of local real estate markets, (iv) lack of mortgage insurance, (v) properties that are difficult to determine appropriate value, or (vi) inadequate loan diversification within our loan portfolio.  There is no assurance that we will be able to eliminate underperforming or bad debts even those which initially comply with our investment guidelines.

Our loan’s deed-of-trust will typically be subordinated to other debt secured by the property.

We will often make loans secured by a second or third trust deed on a residential property.  Typically the first trust deed will relate to the initial purchase of the home or building and will cover a substantial loan amount.  As a holder of a second or third trust deed, in case of a default, we will not recover any proceeds from the sale of the underlying home unless and until each superior trust deed is fully satisfied which would include any unpaid principal, interest and collection costs.

After all superior loans are paid in full, there may be insufficient proceeds from the sale of the residential property to fully repay the principal and interest secured by second or third trust deeds.

The proceeds from the foreclosure of a property may be less than its appraised value.

We base our loan-to-value ratios on the then current appraised value of the property to collateralize our loan.  However, should there be a loan default necessitating a foreclosure action, the proceeds realized from a forced foreclosure sale often may be substantially less than the appraised value.  Similarly, general property value declines due to economic or interest rate factors could also lessen the amount realized from the sale of a residential property.  Any decrease between the value of a property as sold and the appraised value at the time our loan was made, would adversely affect our ability to collect our full loan principal and interest secured by the property.

Some loans may be unsecured which increases the risk of loss or extended terms, as personal assets and income of the borrower may be insufficient to repay the loan in full or on time .

We may occasionally make unsecured loans based on a borrower’s credit history.  An unsecured loan carries the additional risk that if a default should occur relating to an unsecured loan, we will have only the borrower’s personal assets and salary from which to seek repayment.  We would have no right to force repayment from the sale of the residential property. It is likely that such personal assets and income would be insufficient to repay our loan in full with interest, or in a timely manner, which would result in our sustaining a loss or extended terms on our investment.

Risks related to a slow economy, declining home valuations and adjustable rate mortgages which can result in increased mortgage delinquencies or defaults.

The possibility that a loan may be defaulted can depend on a number of factors including the state of the economy, unemployment rates, interest rates and residential valuations.  In a slowing economy or increasing unemployment, the likelihood of a home owner defaulting on his or her home improvement loan increases. In a housing slump, such as the current housing market, declining home valuations and slower housing turnover are typical which could result in increased mortgage delinquencies. Furthermore, mortgage loans with adjustable rates could readjust to higher interest rates which can cause an increase in mortgage delinquencies or defaults. Many of these factors will be difficult to assess at the time home improvement loans are made or could substantially change over a short period of time.  Due to our limited loan portfolio, a default or underperformance of one or more loans could have a material adverse effect on our business and revenues.

Possible difficulty and delay in foreclosing on collateral

Our primary reliance on the underlying real property or real property interests securing our loans creates risks that could affect our profitability.  The costs associated with enforcing our security interest with respect to a particular loan or foreclosing on the real property securing the loan may be high, materially adversely affecting our results of operations. In addition, since our loans are often secured by a second or third deed of trust, in the event that a borrower defaults, we may be unable to recover the full amount of our loan after any superior deeds of trust are fully satisfied.  Investors should note that our loans are not guaranteed by any individual guarantor or by any government agency.

We will have to compete with many mortgage lenders in a market of fewer borrowers which will make finding suitable equity loans more difficult

The mortgage lending business is highly competitive and we compete for the availability of secured loans with many other persons, entities, institutional lenders and others engaged in the mortgage lending business that may have greater financial resources and experience.  In addition, in a period of flat or declining home values, fewer homeowners may be willing or able to secure additional home equity loans for home improvement or for any other purpose. Consequently, it may be more difficult for us to find suitable investment opportunities in the future.

Our loan interest rate is not adjustable and could result in below market rates

The interest rates on our loans are not adjustable to current mortgage interest rates which are subject to abrupt and substantial fluctuations.  If prevailing interest rates rise above the average interest rate that our loan portfolio earns, our operations will be adversely affected.  Higher interest rates may have a chilling effect on the real estate market that, in turn, may result in poorer operating results.

Absence of mortgage insurance to cover diminution of property value

Many lenders require a borrower to acquire mortgage insurance which would offer some protection against a loss in case of a foreclosure on a loan encumbering property with insufficient equity to repay all sums owed.  We typically do not require a borrower to obtain mortgage insurance.  Consequently, we would not have insurance protection if there is an equity deficiency in the property securing our loan.

We are subject to extensive state regulation

The mortgage lending business is highly regulated.  Our current business in California is regulated by the Department of Real Estate.  Other states have differing regulations and rules that govern the activities of lenders who make loans to borrowers within that state.  Our failure to comply with all such regulations and rules in California or any other state may impact our ability to fund or enforce our loans in that state.  For example, if one of our loans is found to be usurious according to state law, we may become subject to penalties and our profitability could be materially impacted.

In a slow housing market we could have difficulty in selling foreclosed real estate on favorable terms

Although we do not directly invest in real estate, in the event that we acquire real property as a result of a foreclosure or otherwise, we will be exposed to risks that are traditionally related to the ownership of real property, such as the illiquidity of real estate as an investment, the impact of cyclical economic trends on real estate as an investment, cost of upkeep or repair, property taxes, and resale related risks.  For example, if the properties that secure our loans contain, or become contaminated with toxic or hazardous substances, the value and the marketability of these properties will decrease, and our profitability may be adversely affected.  Further, under certain circumstances, the liability of the borrower may extend to a lender that has undertaken certain roles in managing the property or the activities of the borrower such that the lender could be characterized as an “owner” or “operator” under applicable environmental laws, either pre-foreclosure or post-foreclosure.  If we are required to incur such costs or satisfy such liabilities, this could have a material adverse effect on our profitability.

Limited property insurance coverage could reduce our return on investment

Although we require each borrower to maintain comprehensive title, fire and casualty insurance on the properties securing our loans, and may arrange for earthquake insurance depending upon the relevant circumstances, losses resulting from acts of terrorism, war, earthquakes, floods, mudslides, other natural disasters or similar events are either uninsurable or not economically insurable.  In the event that the property, including any improvements on the property, securing one of our loans suffers losses resulting from one or more of these uninsured events, or such insurance is inadequate to cover rebuilding of a substantially similar home, we will experience a significant decrease in the value of our security interest and, as a result, may suffer a loss of principal and interest on the loan.

Risks related to failure to obtain necessary approvals for home improvements.

Since we plan to invest a substantial portion of our assets in loans made for the improvement or addition of residential and commercial property, we are indirectly subject to the risks particular to home improvement loans.  In many cases, a borrower will be required to obtain necessary permits from local, state and federal governmental and quasi-governmental agencies, such as home owner associations, unanticipated assessments related to utilities and infrastructure could occur in the approval process.

In the event that a borrower fails to obtain the requisite permits or entitlements for property improvements, the borrower risks increased costs associated with such home improvements and a diminished market value for the property, which, in turn, adversely affects the value of our collateral.  The failure of local housing and development authorities or associations to grant approvals related to building or property improvements such as swimming pools, landscaping or building expansion, would reduce the potential customer base and the market value of the properties securing our loans.

Failure of Contractor to complete a project would place our loans in jeopardy.

Since our loans will be made primarily for home or building improvements, the failure of one or more contractors to complete the improvements in a timely and satisfactory manner could jeopardize the timely repayment of our loans by the borrower.  To mitigate this potential problem, we will make loans at or near the beginning of a project but will not fund the loan until designated progress goals are met or the completion of the project occurs. In addition, we will require the borrower’s acceptance of the work performed. Despite these precautions, if improvement projects are not completed in a timely manner, if project costs exceed those budgeted or if work performed is unsatisfactory to the homeowner, the status of our loan and the repayment of any loan made could be adversely affected.

Risks Related to This Offering

The offering price of $0.25 share has been arbitrarily set by our Board of Directors and does not reflect the actual value of our business.

The offering price of $0.25 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value.  No independent investment-banking firm or underwriter has been retained to assist in determining the offering price for the Shares.  Accordingly, the offering price should not be regarded as an indication of any future price of our stock and you may not be able to resell your shares at or above the offering price. See the section “Determination of Offering Price.”

There is no trading market for our securities, none may ever develop, and you may have difficulty selling any shares you purchase in this Offering.

Our common stock is not listed for trading on any public market or exchange.  We have no current arrangement or understanding to develop a trading market nor have we engaged a market marker to pursue any listing.  While we intend to apply for listing on the Over-the-Counter Bulletin Board (“OTCBB”) following completion of this Offering, we cannot guarantee that our application will be approved or that our common stock will be listed and quoted on any public market.  If no market develops for our common stock, it will be difficult for you to sell any shares you purchase in this Offering.  In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.

Concentration of share ownership by our principal stockholder may prevent others from influencing corporate decisions.

Our principal stockholder will beneficially own at least 77% of our outstanding common stock after the shares offered in this prospectus are sold. As a result, this stockholder, acting alone, will have the ability to exert control over substantially all matters requiring approval by our stockholders, including the election and removal of directors and approving any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions.  This concentration of ownership could be disadvantageous to other stockholders with interests different from those of our principal stockholder.

Shares eligible for future sale under Rule 144 may adversely affect the market for our securities.

To date we have privately placed 7,030,000 of our common stock.  From time to time, certain of our stockholders who hold restricted securities may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, subject to certain limitations.  Although current stockholders have no current intention or ability to sell their shares, any substantial sales by holders of our common stock in the future pursuant to Rule 144 may have a material adverse affect on the market price of our securities.

Because this is a best efforts, self-underwritten offering, while we must raise gross proceeds of at least $100,000 we may raise less proceeds than the $500,000 maximum offering amount, which may limit our ability to implement our business plan.

No commitment exists by any broker-dealers and/or agents to purchase all or any part of the Shares being offered hereby.  We will sell the Shares on a minimum-maximum basis.  While we have established a minimum requirement of $100,000, the funds available to us from the proceeds of the offering will depend on the number of shares offered hereby which are sold.  If the offering is substantially undersold, we would have to curtail implementation of some of our business plan and it would threaten the long term viability of our business.

Purchasers in this Offering will experience immediate and substantial dilution.

The investors in this Offering are subject to substantial dilution of the net tangible book value of their Common Stock immediately upon completion of the Offering.  Purchasers of the shares in this Offering will incur an immediate dilution of $0.19 to $ 0.23 in the net tangible book value per share of Common Stock from the offering price at $0.25 per share, assuming the maximum and minimum offering is achieved, respectively.

We may need to raise funds through debt or equity financings in the future, which would dilute the ownership of our existing stockholders and possibly subordinate certain of their rights to the rights of new investors or creditors.

We may choose to raise additional funds in debt or equity financings if they are available to us on terms we believe reasonable to increase our working capital, strengthen our financial position or to make larger loans.  Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing stockholders, which could be substantial.  Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our Common Stock, including repayment of their investment, and possibly additional amounts before any payments could be made to holders of our Common Stock.  Incurring additional debt, if authorized, would create rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our Common Stock.  Also, new investors may require that we and certain of our stockholders enter into voting arrangements that give them additional voting control or representation on our board of directors.

The application of the “penny stock regulation” could adversely affect the market price of our Common Stock

If and when our common stock becomes listed on a public stock exchange, the shares will initially be deemed to be “penny stock”.  Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  Our securities may be subject to “penny stock rules” that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Consequently, the “penny stock rules” may restrict the ability of broker-dealers to buy and sell our securities and may have the effect of reducing the level of trading activity of our Common Stock in the secondary market.

We will incur increased costs and may have difficulty attracting and retaining qualified directors and executive officers as a result of being a public company.

As a public company, we will incur significant legal, accounting, reporting and other expenses that we did not incur as a private company.  We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 as well as other rules implemented by the Securities and Exchange Commission.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage.  As a result, we may experience difficulty attracting and retaining qualified individuals to serve on our board of directors or as executive officers.  We cannot predict or estimate the amount of additional costs we may incur as a result of these requirements or when such costs may be incurred.

USE OF PROCEEDS

We will use our best efforts to raise a minimum of $100,000 and a maximum of $500,000 in this Offering.  For illustrative purposes only, the table below summarizes how we will utilize the proceeds of this Offering in the event that 400,000, 1,200,000 and 2,000,000 shares are sold.  The actual amount of proceeds realized may differ from the amounts summarized below.

Purpose (1)	400,000 Share Offering Amount	Percent	1.200,000 Share Offering Amount	Percent	2,000,000 Share Offering Amount	Percent

Funding of Loans(2)	$35,000	35%	$105,000	35%	$175,000	35%
Acquisition of Existing Loans(3)	$35,000	35%	$105,000	35%	$175,000	35%
Marketing	$5,000	5%	$15,000	5%	$25,000	5%
Working Capital and Operating Expenditures (4)	$10,000	10%	$35,000	11.7%	$85,000	17%
Offering Expenses (5)	$15,000	15%	$40,000	13.3%	$40,000	8%
TOTAL	$100,000	100%	$300,000	100%	$500,000	100%

(1)
The amounts set forth above are estimates by management for the allocations of the net proceeds of this Offering based upon the current state of our business operations, its plans and current economic and industry conditions.

(2)	This amount will be used to evaluate and fund loans directly to borrowers for home improvements.

(3)	These funds will be used to acquire existing mortgage-backed loans from other mortgage lenders.

(4)
Working capital is the cost related to operating our office and includes expenses for subleasing office space, telephones, faxes, email, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital.

(5)
Organizational and offering expenses include legal, accounting, printing, filing, registration, qualification, and other expenses related to the offering of the Shares including marketing and sales costs, but excluding selling commissions.  We will pay no commissions or other compensation to our officers and directors who will be offering the Shares.  However, we may pay commissions and expenses of up to 10% of all proceeds raised by any broker, dealer, finder or agent who may assist in finding purchasers in this Offering.  Offering expenses include selling commissions, if any. Any costs in excess of 15% of the total proceeds raised will be paid by one or more of our current stockholders.

After the allocation of proceeds for expenses incurred in this Offering, the first priority will be to use proceeds to fund our loan portfolio and the second priority will be to use funds for acquisition of existing mortgage-backed loans from other lenders.  Remaining proceeds will be used for marketing and operating expenses.  The actual allocation of proceeds will depend to some extent on our success and growth.  If results do not meet our expectations, we may reallocate the proceeds among the other contemplated uses of proceeds, as prudent business practices dictate.

Until these proceeds are utilized, they will be temporarily invested in short-term, highly liquid investments with appropriate safety of principal.

DETERMINATION OF OFFERING PRICE

The offering price of the Shares has been determined arbitrarily by us.  The price bears no relationship to our existing assets, book value, earnings, or other established criteria for valuing a privately held company.  In determining the number of shares to be offered and the offering price we took into consideration the capital structure including the number and value of shares being offered in this Offering relative to the existing shares outstanding and their value, our business expectations and the amount of money we would need to initially implement our business plans.  Consideration of our capital structure suggested offering up to 22% of our shares in this Offering would be appropriate; consideration of our business expectations suggested a price per share of $0.25 was reasonable; and consideration of our capital needs suggested raising between $100,000 and $500,000 would be necessary.  Although it is reasonable to expect that the completion of this public offering will add value to the shares being offered because they will be freely tradable thus increasing their liquidity and marketability, the amount of additional value can be measured with neither precision nor certainty.  Accordingly, the offering price should not be considered an indication of the actual value of our securities.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

We are offering our Common Stock at a price per share that is significantly more than the price per share paid by the current stockholders of our Common Stock.  We are offering for sale up to an additional 2,000,000 shares of Common Stock.   If you purchase Shares in this Offering you will experience immediate and substantial dilution.

Dilution represents the difference between the price per share paid by purchasers in this Offering and the net tangible book value per share.  Net tangible book value per share represents our net tangible assets (our total assets less our total liabilities), divided by the number of shares of Common Stock outstanding at the time of the offering.  Our net tangible book value as of December 31, 2007 was $19,133.  Based upon 7,030,000 issued and outstanding shares of Common Stock on December 31, 2007, our net tangible book value per share was $0.01.  After giving effect to the sale of all 2,000,000 Shares being offered in this Offering at $0.25 per share and the payment of expenses up to 15% of the proceeds related to the Offering, our pro forma net tangible book value would be $479,133 and our net tangible book value per share would be $0.05 which represents an immediate increase in net tangible book value of $0.04 per share and an immediate dilution to the purchasers of Shares in this Offering of $0.20 per share (or 79%).

The following table illustrates the pro forma per share dilution described above assuming 400,000, 1,200,000 or 2,000,000 shares are sold:

	400,000 Shares Sold	1,200,000 Shares Sold	2,000,000 Shares Sold
Offering Price per share	$0.25	$0.25	$0.25
Net tangible book value per share before the offering	$0.00	$0.00	$0.00
Increase per share attributable to purchase of stock by investors	$0.01	$0.03	$0.05
Pro forma net tangible book value per share after the offering	$0.01	$0.03	$0.05

Dilution per share to new investors	$0.24	$0.22	$0.20

Percentage dilution per share	96%	88%	80%

The table below indicates the relative aggregate cash investment and stock ownership of new investors in this Offering:

Minimum Offering	Investment	%	Stock Ownership	%

Current Stockholders	$70,000	41.2%	7,030,000	94.6%
New Investors	$100,000	58.8%	400,000	5.4%
	$170,000	100%	7,430,000	100%
Maximum Offering
Current Stockholders	$70,000	12.3%	7,030,000	77.9%
New Investors	$500,000	87.7%	2,000,000	22.1%
	$570,000	100%	9,030,000	100%

BUSINESS

Corporate Overview

Tedom Capital Inc. was incorporated in the state of Delaware on December 26, 2006.  On January 15, 2007 we commenced operation of our business.  Eric Grunfeld established the initial concept for our business and was our sole officer and director until January 15, 2007 at which time Jason Weilert was appointed the chief financial officer.

Business of Tedom Capital

Our business primarily focuses on mortgage-backed loans to customers/clients of building contractors and home improvement companies (“Contractors”).  Through our contacts and connections with Contractors, we have loaned capital to the Contractor’s customer/client (“Borrower”) after the Contractor has been engaged and has received approval for work to be performed on the Client’s home.  Our typical clients will be those that need home improvements, but cannot afford to pay the full amount of the home improvement work and wish to borrow funds secured by their residential property to pay for such improvements.  As of December 31, 2007, we have made two home improvement loans in the aggregate principal amount of $18,814.  In addition, we made a third loan in February, 2008.

Property improvement loans are home or building loans used to finance improvements on a person’s house or property.  These loans are used to maintain or increase the value of the person’s home.  This can include repairs, a new, kitchen, a new bathroom or an extension or general property improvements.  Landscape improvements and swimming pools can also in many cases be considered home improvement.  Generally, all actions that can be considered to increase the value of the property in such a way that it increases the expected sales value of the home or the property are considered home improvements.

Our typical loan for the improvement work will vary between $5,000 to $35,000—with most of the loans expected to be in the $10,000 to $15,000 range.  The interest rate and term of the loan depends on the credit score and how much equity the borrower has in their house or building.  Our loans will typically be for terms of 3 to 7 years.  Our loans typically will be second or third trust deeds and therefore subordinated secured loans.  We will however, in rare cases, fund an unsecured loan.  Due to the risks associated with second or third mortgages and unsecured loans, the interest rates on our loans will generally range between 7.0% to 12.5% which is usually higher than the then current LIBOR rate applicable to first mortgages.  Our current practice is to disburse the entire loan proceeds to the Contractor after all work has been completed and accepted by the homeowner.

Lending Process

During our limited operating history, we have primarily been involved as a lender in making home improvement loans on residential property located in California.

We identify potential clients either through the efforts of our contacts developed by our officers and directors or through solicitations received from third parties. Once sufficient funds become available, we intend to conduct advertising focused on the home improvement industry and local contractors involved in the home/building improvement business. We also hope to enter into strategic alliances with selected contractors in order to offer a client a “one-stop-shop” for all their home improvement needs whereas the contractors would provide the permitting, construction of home improvement projects and we would provide the financing of home improvement projects.

A client and contractor will typically begin the process by negotiating and preparing an estimate for work to be performed on the client’s home. If the client needs to borrow money to pay for the work, the contractor will refer the client to us.  Once a potential borrower is referred to us for financing, we conduct due diligence with respect to the prospective borrower and the proposed collateral and, in the case of making a mortgage loan, will negotiate the terms of the mortgage loan. As part of this process, we verify whether our lending standards and policies have been satisfied. Although we generally limit the negotiation of our home improvement loans to the amount, term and interest rate of a mortgage loan, we may negotiate other terms and conditions on a case-by-case basis. Once the terms of the loan are finalized, we formally approve the loan and prepare the necessary documentation through our main offices in Torrance, California. In terms of the funding of each mortgage loan, once the title company designated by us has received all of the relevant documentation, and substantially all of the home improvement project has been completed we disburse the funds to the Contractor.

Our standard loan underwriting procedure includes the following:

●
Review of Borrower Application. We have each potential borrower fill out an application providing their background information, job status, and information regarding the home that they plan to secure the loan with.  We will then run a credit check on the potential borrower and review their home/office equity value.

●	Review of Credit Report. We will obtain and review the borrower’s credit report as issued by one of the three major reporting services, Experian, Equifax, or TransUnion.

●
Appraisal Report.  We will pay to have the property appraised by an independent property appraiser.  The appraisal must meet our loan-to-value criteria set forth below under “Investment Guidelines.”  We may occasionally approve loans on an unsecured basis in which case no appraisal report would be required.

●	Title Report. We will obtain a title report from a local title company.

●
Budget. The borrower must submit a budget to us representing the borrower’s best estimate of all required project costs, including construction, costs and permit costs. We will review the borrower’s proposed work plan and cost estimates to ensure the planned work meets all program and repair requirements.  However, the borrower must provide us with a written cost estimate(s) and references from a duly licensed and bonded contractor(s) for each specialized repair or improvement.  The cost estimate(s) must clearly state the nature and type of repair and the cost for completion of the work item.  We will not typically review the nature of the work unless it seems unusual or atypical.  The loan amount is disbursed from an escrow account in accordance with the funding needs accounted for in the budget. The borrower must obtain our consent for any supplement, modification or amendment to its budget.

●
Contractors and Subcontractors. We reserve the right to reasonably approve all contractors and subcontractors. The borrower must give us a list of all contractors, and keep such list current when there are any changes. Each list must contain information regarding each contractor and subcontractor including the status, cost and other material aspects of the services provided or to be provided.  We might review the Contractor’s credentials, work experience and client references.

Loan Terms

As part of the terms of our home improvement loans, borrowers are required to make their monthly loan payments directly to us. In addition, borrowers submit to various conditions and features under our standard loan agreements. These conditions and features include, but are not limited to, the following:

●
Reserve Accounts. A portion of the loan amount is generally held in an interest reserve account for the benefit of the borrower. As interest on the loan accrues, interest owed to us is paid from this account until it is depleted, whereupon the borrower must pay the amounts owed out of its own funds. We also reserve the right to create other reserve accounts from undisbursed portions of the borrower’s loan to satisfy liens, pay for items that the borrower has budgeted for or pay for interest yet to accrue on the loan.

●
Disbursements of Funds. Our obligation to disburse any portion of the loan amount to the contractor on behalf of the borrower is contingent upon, among other conditions, that: the borrower obtain required waivers and bonds from subcontractors; the borrower obtain proper documentation on services provided on behalf of the project; the borrower has received our approval of its budget; and the construction of the improvements conforms to the borrower’s plans and applicable law.

●
Borrower’s Warranties. The borrower must make representations and warranties that, among other things: its taxes are paid; it is in compliance with the law, it received all necessary approvals and permits from the relevant governmental authorities; no material litigation, or threat of litigation, exists that would have an adverse effect on the property; it has good and marketable title to the property; and it has no undisclosed subsidiaries, divisions, joint ventures or partnerships.

●
Construction Information. Upon demand, the borrower must give us copies of all necessary permits or governmental approvals and  reports setting forth all accrued project costs, all project costs projected to complete the project, any variance between actual and projected project costs and the amount set forth in the borrower’s budget and all changes from the previous report.

●
Sale or Other Encumbrance. If the borrower sells, assigns, transfers, conveys, pledges, hypothecates, mortgages, encumbers with financing, or otherwise alienates, whether voluntarily or involuntarily or by operation of law, the property securing the loan, or any part thereof, without our prior consent, we reserve the right to declare the loan, including a prepayment fee, immediately due and payable. Any change in ownership, form of entity or ownership of the stock of the borrower (if an entity) is deemed a transfer.

●
Insurance. The borrower is required to maintain the following lines of insurance prior to completion of improvements: builders “all risk” insurance; after completion of improvements, property “all risk” insurance; combined single limit general liability insurance and all other insurance required by law or as we may reasonably require from time to time.

●
Reporting Requirements. The borrower must notify us of the following matters, as soon as the borrower learns of such matters: any litigation affecting or relating to the borrower, the contractor or any subcontractor, the improvement project or the property; any dispute between the borrower and any governmental agency; any threat or commencement of condemnation proceedings; any event of default; and any change in the executive management personnel of the borrower. In addition, the borrower must provide us with monthly status reports with respect to the project.

●
Governing Law. Unless otherwise specified, California law governs the interpretation and enforcement of all loan documents. Further, the borrower may be required to agree that any actions must be brought in Los Angeles County, California. In addition, the borrower may be required to waive its right to a jury trial.

After the funding of a loan, we are responsible for servicing and managing the loan. We may in the future delegate loan-servicing activities to a third party. In this regard, a loan servicing company would maintain all loan documents, make or manage construction loan disbursements, collect or manage loan payments, enforce or manage the enforcement of loans and engage in other loan administrative services.

All aspects of the selection, due diligence, document preparation, origination, servicing and managing of or for our home improvement loans are conducted by us or our affiliates through our offices in Torrance, California.

Investment Guidelines

Our loans are not insured or guaranteed by any governmental agency or private mortgage insurance company. Our loans are evaluated pursuant to the guidelines set forth below, which guidelines are designed to set standards for the quality of the real property security given for the loans. Our primary investment objective is to generate cash flow from our operations.

However, we may revise our investment objectives and policies without the approval of stockholders although we would promptly notify stockholders of any such change.

●
Creditworthiness of Borrower. We will generally require that a borrower not have more than 10-25% of his/her monthly income allocated to loans secured by superior deeds of trust to ours nor have over all existing debt payments in excess of 25% of his/her monthly income.  These guidelines are particularly important when making unsecured loans.

●
Priority of Deeds of Trust. Our loans are typically secured by second or third deeds of trust that encumber the relevant real property or real property interest. Our loans may also be secured by second deeds of trust on other property owned by the borrower. For the purposes of this prospectus, the terms “deed of trust” and “mortgage” mean both a deed of trust and a mortgage.

●
Geographic Area of Lending Activity. We currently make loans secured by real property located primarily in Southern California. However, we may in the future and in our sole discretion make loans secured by real property located outside of Southern California. As of December 31, 2007, we have only made loans pertaining to real property located in Southern California.

●
Loan-to-Value Ratios. We will endeavor to keep the majority of our loans below the loan-to-value percentages listed below, based on the value of the underlying property. The value of the underlying property is generally determined by an independent written appraisal, however, we, in our absolute discretion, may determine that an independent written appraisal is not necessary to establish the value of the underlying collateral, and therefore, may value the underlying property based on other factors. If the collateral is supported by a real property appraisal, we maintain such appraisal in our records for at least the term of the loan.  The loan amount  includes all loans, including ours, which are secured by a property.

Type Of Property/Loan	Loan-To-Value Ratio
Residential property	75%
Commercial property	75%

When determining the value of the underlying real property and loan-to-value ratios for home improvement loans, we may assume that all of the improvements for which the loan is being sought are completed. In addition, we would not apply our loan-to-value ratios to purchase-money financing that we may offer to sell any real estate that we have acquired through foreclosure, or to refinance any existing loan that is in default at the time of maturity. In such cases, we are free to accept any reasonable financing terms that we deem to be, in our sole discretion, in our best interests.

We may, in our sole discretion, increase these loan-to-value ratios if the borrower obtains mortgage insurance, if a particular loan is supported by collateral and/or credit adequate to justify a higher loan-to-value ratio or if other facts and circumstances related to a particular loan, in our sole discretion, justify a higher loan-to-value ratio. In addition, market conditions may require us to accept higher loan-to-value ratios on certain loans.

●
Terms of Loans. Although our loans generally have a term of between three and seven years, we may make loans with a shorter maturity if we believe, in our sole discretion, that the loans represent a sound investment opportunity. Loans that we may purchase may have a shorter term remaining than three years when we purchase such loans. Our loans require that the borrower make equal monthly principal and interest payments during the loan term.

●	Escrow Conditions. Our loans are funded through an escrow account handled by us. We typically do not disburse any of our funds out of escrow to fund the loan until:

➢	Satisfactory completion of all work to be performed by the contractor and/or subcontractors.
➢	Satisfactory fire and casualty insurance has been obtained for the property underlying the loan, naming us as loss payee and providing insurance in an amount equal to the principal amount of the loan.

●
Absence of Mortgage Insurance. We typically do not require or arrange for mortgage insurance. Consequently we will not have insurance protection against loss if we foreclosed on a loan encumbering property with insufficient equity to repay all sums owed.

●
Tedom Capital as Payee. Loan documents (notes, deeds of trust, etc.) and mortgage insurance policies generally name us as payee. Due to the fact that we fully fund our own loans, we anticipate that loans will be written in our name, with the exception of loans that we purchase from other lenders, which are originally written in the name of the original lender or investor. These loans will be assigned to us when they are purchased.

●	No Loans to Officers, Directors or their Affiliates. We do not make loans to our officers, directors or to any of their affiliates.

●	Loan Diversification. Upon the successful closing of this offering we will endeavor to diversify our loans as follows:

➢	No loan made or purchased thereafter will exceed 15% of all of our loans outstanding at the time of the loan; and

➢	No more that 25% of our loans outstanding at any time will thereafter be made to a single borrower, together with any affiliates of such borrower.

 As of December 31, 2007, our loan portfolio consisted of one loan secured by a 2nd trust deed on real property and one unsecured loan in the aggregate original principal amount of $21,991. Because we have not sold the Minimum Offering amount, we are not required to comply with these diversification guidelines. Due to our size, if any single borrower or loan is in default, it could have a material adverse effect on our financial performance and viability.

●
Reserve Fund. A contingency reserve fund may be retained for the purpose of covering our unexpected cash needs. The amount of any such reserve fund will be established by us, and the amount of the reserve fund is generally up to 5% of the offering proceeds. This reserve fund may be held in cash, bank accounts, certificates of deposit, money market accounts, short-term bankers acceptances, publicly traded bond funds or other liquid assets. The yield from investments of reserve funds may not be as high as the yield that would result if such reserve funds were invested in loans. The principal purpose of the reserve fund will be for other unexpected cash flow needs.

●
Leasehold Financing. We may also make, buy or participate in loans that are secured by first deeds of trust that encumber leasehold interests in residential and commercial developments located in the United States. In leasehold loans, the borrower does not own the land, but has the right to occupy and develop the land under a long-term ground lease with the owner of the land. The borrower’s leasehold interest in the land (i.e., the right to occupy and use the land under the terms of the ground lease), serves as security for our loan rather than a fee interest in the land. Loans secured by leasehold interests pose additional risks to the risks associated with loans secured by a fee interest in land. In this regard, we attempt to prevent the termination of the ground lease by securing from the owner of the real property copies of any default notice to the borrower and the right to cure any such default.

Loan and Portfolio Summary

As of December 31, 2007, our loan portfolio consisted of one loan secured by a 2nd deed of trust on real property and one unsecured loan in the initial aggregate principal amount of $21,991. Subsequent to December 31, 2007, on February 7, 2008, we made an additional home improvement loan in the principal amount of $3,000.  The loan is unsecured and bears interest at 10% per annum.  Our loans are intended to be used for home improvements and are generally categorized as either secured by a deed of trust or unsecured.

The following table provides summary information as to our loan portfolio at December 31, 2007.

type of loan	number outstanding	aggregate balance outstanding	% of loan portfolio	range of interest rates	weighted average or interst rates	range of remaining term (years)	weighted average of remaining terms (years)

Mortgage Loans	1(1)	$8,382	46%	7.5	7.5	6.5	6.25
Unsecured Loans	1(2)	$9,950	54%	10.7	10.7	6.7	6.5

Total	2	$18,332	100.00%	7.5-10.7	9	6.6	6.4
__________________

(1) Represents a second trust deed on the property

(2) Does not include additional loan made subsequent to December 31, 2007

Our investments in mortgage loans are typically secured by a 2nd or 3rd  deed of trust encumbering the real property. The following table provides a summary of the types of real property or real property interests that secure our investments as of December 31, 2007.

type of real property or real property interest	number of loans	aggregate balance outstanding	% of loan portfolio
Residential	1	$8,382	46%
Commercial	0	$--	--
Mixed Use	0	$--	--

total	1	$8,382	46%

As of December 31, 2007, we have invested in loans to improve real property located in Southern California. As a result of this geographical concentration of our mortgage portfolio, a downturn in the local real estate markets in California could have a material adverse effect on us. The following table lists the geographic location of the home improvement projects currently funded, number of loans, aggregate balance outstanding and percentage of loan portfolio represented in each state as of December 31, 2007.

state	number of loans	aggregate balance outstanding	% of loan portfolio
Northern California	0	$0	0.00
Southern California	2	$18,332	100

TOTAL	2	$18,332	100.00

As of December 31, 2007, we had no loans that were non-performing. We characterize a loan as “non-performing” if the payment of principal or interest is 120 days past due and as “impaired” if we will be unable to collect all amounts due according to the terms of the loan. When we have impaired or non-performing loans, we will evaluate the collectibility of such loans in light of the types and dollar amounts of loans in our loan portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and underlying collateral. We will then determine if the underlying values of assets securing the impaired or non-performing loans are sufficient to realize the carrying value. If such loans are sufficiently secured, we will not make an allowance for loan losses with respect to such  loans. If such loan collateral is deemed to be deficient we will establish an allowance for loan losses.

Loan Repayment

We establish a loan repayment schedule based upon equal monthly payments of principal and interest such that the loan is fully repaid by the expiration date.  We do not plan to make loans which provide for lower monthly payments but leave a “balloon payment” at the end of the loan term.  Consequently, we expect each loan to be fully repaid from the monthly cash flow of the borrower rather than repayment from the sale, lease or refinance of the real property that secures such loan or from other sources.

Credit Evaluations

We consider the income level and general creditworthiness of a borrower to determine that borrower’s ability to repay the relevant loan, however with secured loans, such considerations are in conjunction with our determination that the value of the property, which may be on an “as improved” basis with respect to home improvement loans, is sufficient to satisfy the loan-to-value ratios described above or other loan-to-value ratios that we deem appropriate for any particular loan.

Therefore, we may make loans to borrowers who (i) may have experienced a default under their other obligations or (ii) do not have sources of income that would be sufficient to qualify for loans from other lenders such as banks or savings and loan associations.

We do not require loan guarantees by third parties.

Sale of Loans

We have and will be funding our home improvement loans. We do not expect to engage in real estate operations in the ordinary course of business, except as may be required when we foreclose on a property securing one of our mortgage loans. We do not presently intend to invest in mortgage loans primarily for the purpose of reselling such loans in the ordinary course of business. However, we may, in the future, occasionally sell mortgage loans if we determine it to be advantageous for us to do so, based upon then current interest rates, the length of time that we have held the loan and our overall investment objectives.

Enforcement of Security Interests

If one of our loans goes into default, the range of responses that we may take with respect to the default vary depending on the nature of the default and the circumstances existing at the time of the default. These responses may include, without limitation, granting additional cure periods to the borrower, requiring the borrower to contribute additional funds to the project, refraining from fully funding the home improvement project, replacing the Contractor with an independent construction manager to supervise the completion of the project, foreclosing non-judicially under the mortgage or deed-of-trust or taking such other loan enforcement actions as are typically undertaken by commercial lenders in the state that governs the enforcement action, negotiating and accepting a deed in lieu of foreclosure, and/or commencing legal action against the borrower of the loan if we determine that such actions are prudent under the circumstances. We also may forgive debt or modify the economic terms of the loan (e.g., altering the rate of interest, extending the maturity date or altering the payment obligations) if we believe such actions are advisable under the circumstances.

In addition, the manner in which we enforce our rights under a mortgage or deed of trust depends on the laws of the state in which the property is situated. Depending on local laws, we may be able to enforce our mortgage or deed of trust by judicial foreclosure or by non-judicial foreclosure through the exercise of a power of sale. Local laws also dictate, among other things, the amount of time and costs associated with a judicial or non-judicial foreclosure sale, whether we would be entitled to recover a judgment or deficiency judgment for the resulting shortfall if the proceeds from the sale of the property are not sufficient to pay the debt, either concurrently with or following a judicial or non-judicial sale, whether there are limits as to the amount of any deficiency judgment and whether the borrower would have a right to redeem the property following a judicial or non-judicial sale. If a borrower defaults under one of our loans, before commencing enforcement actions, we will evaluate the applicable laws, and consider the enforcement practices typically undertaken by commercial lenders in the state in which the property is located.

Other matters, such as litigation instituted by a defaulting borrower or the operation of the federal bankruptcy laws, may either delay enforcement of the lien on a property securing a defaulted loan or, in certain circumstances, reduce the amount realized from the sale of a foreclosed property.

INDUSTRY OVERVIEW

Home improvement loans include any construction that can be considered to enhance the existing property and hence increase the value of the property.  Approximately $19 billion of loans were made in 2006 to fund home improvements that were secured by a deed-of-trust on the property being improved (See Mortgage Disclosure Act).   It is estimated that thousands of companies, banks, credit unions and other lenders make loans for home improvements.

Home improvement loans are usually paid out in payments in proportion to the work that is being carried out and the contractor may be paid directly from the lender.  In other cases the borrower may receive the money or the loan only upon proving the payments to the contractor.

There are several different loan and financing types available:

●	First mortgage loans
●	Second mortgage loans
●	Refinancing solutions
●	Unsecured loans (personal loans)
●	Government grants

First mortgage loans

Typically home improvement loans are added to a person’s first mortgage by the person’s current lender.  Most commonly the loan is extended for the remaining period of the original mortgage or a person owns their home free and clear and therefore can obtain a first mortgage for home improvement.

Second mortgage loans

If a person is not able to or may not wish to renegotiate their first mortgage they can typically obtain a second mortgage on their residential property.  These borrowers typically have substantial equity in their home that they can use to collateralize a second or third mortgage on the property.  These mortgages are subordinated to the first mortgage which must be fully repaid before any proceeds from the sale of the property will be available to pay the second or third mortgages.

Home mortgage refinancing

A person may be able to refinance their current mortgage in order to provide cash for home improvements.

Unsecured loan

A personal loan for home improvement doesn’t require a person to have equity in their home or borrow against the value of their home.  It is an unsecured loan based solely on the borrower’s credit worthiness.

Home improvement grants

There are Government grant programs available offering financial help to low income families to repair current homes.  On example is US Department of Housing and Urban Development (“HUD”), which promotes expanding home ownership opportunities and neighborhood revitalization and has programs to rehabilitate properties in partnership with state housing agencies and non-profit organizations.

We will be primarily involved in making mortgage loans secured by a 2nd or 3rd trust deed and unsecured personal loans to be used for home improvement purposes.

Competition

The mortgage lending business is highly competitive.  We compete with other persons, entities, institutional lenders, banks, credit unions and others engaged in the mortgage lending business.  Our primary competitors are conventional lenders, such as commercial banks, credit unions, mortgage lenders, insurance companies, mortgage brokers, pension funds and other financial institutions, and non-conventional lenders, who offer secured loans on an expedited and often more flexible terms than conventional lenders.  In addition, in periods of flat or declining home values, homeowners may be unwilling or unable to secure home equity financing for home improvements or for any other purpose. As a result, fewer homeowners may be in the market for home equity loans. Most of our competitors have greater resources and greater experience than we and may have other advantages over us in conducting their business and providing services to potential borrowers.  There can be no assurance that we will find suitable investment opportunities in the future.

Regulations

We are subject to federal, state and local laws and regulations applicable to all businesses and to the mortgage lending industry.  We are licensed as a California Mortgage Broker by the California Department of Real Estate.  Generally, our management and investment practices are not supervised or regulated by any federal or state authority, except that certain aspects of our operations are subject to supervision or regulation by the California Department of Real Estate, the California Department of Corporations and the United States Securities and Exchange Commission (“SEC”).  In addition we may be subject to state and local regulation and licensing as a result of our lending activities in certain states.

Since our core business is regulated, the laws, rules and regulations applicable to us are subject to regular modifications and change.  We cannot assure investors that federal, state or local laws, rules or regulations will not be amended or adopted in the future that could make compliance much more difficult or expensive.

Leveraging the portfolio

We may leverage our loan portfolio by obtaining a revolving credit facility from a third party lender.  The credit facility would be used primarily, but not exclusively, to fund new loan opportunities that arise during the time our then-existing loans are being repaid.  The credit facility could also be used for other purposes.  We would not be required to draw on the credit facility in order to fund monthly distributions or investor withdrawals, although we could do so in our sole discretion.  As of the date of this prospectus, we have not entered into a binding loan agreement with any third party lender and there is no assurance that we will ever obtain a revolving credit facility or that such a credit facility, if obtained would be in place during the entire live of Tedom Capital.  If we are unable to obtain a revolving credit facility or are unable to maintain a revolving credit facility for the entire live of Tedom Capital, then we would not be able to avail ourselves of the advantages of, nor subject ourselves to the risks associated with, leveraging the loan portfolio, either during the life of Tedom Capital or during those periods that we do not have access to a revolving credit facility.

By using a credit facility, we could make new loans as loan opportunities arise, rather than waiting for existing loans to pay off or new investor funds become available, in order to make such new loans.  By leveraging our loan portfolio, we might also be able to increase our yield.  This increased yield will result if the interest earned by us on our leveraged loan exceeds the interest that must be paid by us on the funds borrowed from a third party lender.  This spread between the interest earned on a leveraged loan and the interest paid on the borrowed funds used to make the loan would accrue to us.

The credit facility would be intended to be repaid primarily from loan payments on our then-existing loans, although it might also be repaid from new investor funds.

Environmental Issues

Under current federal and state law, the owner and operator of real property contaminated with toxic or hazardous substances is, in most situations, liable for all costs associated with any remedial action necessary to bring the property into compliance with applicable environmental laws and regulations.  This liability may arise regardless of who caused the contamination or when it was caused.  In addition, this liability may, under certain circumstances, extend to a lender that has, pre-foreclosure, undertaken certain roles in managing the property or the activities of the borrower such that the lender could be characterized as an “owner” or “operator” under applicable environmental laws, or extend to a lender post-foreclosure.

The properties that secure our loans may contain, or may become contaminated with, toxic or hazardous substances.  While we make reasonable investigations into whether the properties contain toxic or hazardous substances prior to making or purchasing a loan that is secured by such real property, these investigations will not guarantee that the real property is free of toxic or hazardous substances, nor can we ensure that the real property does not become contaminated with toxic or hazardous substances subsequent to the closing of the loan.

If any property that secures one of our loans is found to be contaminated, it could adversely impair the value of the property.  For example, the value of the property would be impaired due to the decreased desirability of the property, slower absorption of the property into the market, declining sales prices, lower rental rates or decreased occupancy rates.  In addition, the ability of the borrower to repay the loan would be affected in the event that the borrower would have to pay for the cost to remove or clean up the contamination or in the event that the borrower would be liable to purchasers or tenants of the property or owners or occupants of adjoining property for property damage, bodily injury, lost profits or other consequential damages.  If the borrower fails to remove or clean up contaminated property it is possible that federal, state and local environmental agencies could perform the removal or cleanup, then impose liens upon, and subsequently foreclose on, the property to pay for the costs of such removal or cleanup.  Furthermore, even if we do not foreclose on a contaminated property, the mere existence of hazardous substances on such real property security may depress the market value of such real property security such that the loan is no longer adequately secured.

Employees

We currently have 1 full-time and 1 part-time employee.  We expect to add 2-3 new employees upon the successful funding of this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

General

The following discussion may contain forward-looking statements and projections.  Because the forward-looking statements and projections are based on a number of assumptions and are subject to significant uncertainties and contingencies, many of which are beyond our control, there is no assurance that they will be realized and actual results may vary significantly from those discussed in this prospectus.

Plan of Operations

We were incorporated in the state of Delaware on December 26, 2006.  Since our inception, our business has involved the evaluation of various home improvement loan applications and making two home improvement loans, one secured by a second trust deed and one unsecured.  We have only recently commenced receiving payments on these loans.

Our plan of business includes the following steps.

1.	Raise net capital of up to $460,000, after deducting offering expenses in this Offering.

2.	During the next 12 months, commit at least 70% of all the net proceeds of this Offering to home improvement loans.

3.	Continue to seek out building contractors involved in home improvement projects who can refer customers to us for home improvement loans.

4.	Continue to seek out customers primarily in the Southern California region through advertising, trade show participation and other forms of marketing.

5.	During the next six months, hire a person with loan servicing experience to plan and conduct our loan servicing activities.

We expect to fund our operations primarily from proceeds of this Offering as well as future investments, debt financing or advances from existing stockholders.  Net proceeds of $85,000 at the Minimum Offering level are deemed sufficient to carry on our current business on a relatively small scale through the next 12 months.  Higher amounts of net proceeds (up to $460,000 at the Maximum Offering level) will allow us to substantially increase the volume and size of loans being funded.  We may finance some of our loans by securing outside financing.  Potential sources of capital for funding home improvement loans could include additional private placements with institutional investors, debt financing from private sources of capital, or securing a line of credit from banking institutions.

We have commenced our business and are actively seeking out borrowers for home improvement loans. We will face various risks as we expand our business such as our ability to identify and make loans to qualified borrowers, maintain performance of each loan outstanding and evaluate our loan funding position if disputes should arise regarding the individual home improvement project.  Other anticipated challenges include finding and hiring highly qualified employees, developing successful referral sources, meeting significant competition from other lenders and maintaining adequate financing to fund the loans we want to make.

Results of Operation

Operating Results for the Period December 26, 2006 (Date of Inception ) to June 30, 2007

During the period from December 26, 2006 (inception) through June 30, 2007 we had revenue of $239 from interest income on one loan receivable.  Total development stage expenses for the business amounted to $12,344 for the period ended June 30, 2007 with no comparable operations reported during the same period of 2006. General and administrative expenses were $12,344 consisting primarily of $4,050 of consulting fees paid to our officers, $5,159 of legal expenses relating to business formation and $170 of licenses and permit fees relating to start-up expenses of our business.

We incurred a net operating loss of $12,105 for the approximately six months ended June 30, 2007.  The net operating loss is the result of increased general and administrative expenses, initial start-up costs of our operations and limited revenues. We had an $800 provision for income tax expense which resulted in a net loss of $12,905 for the period of December 26, 2006 (inception) through June 30, 2007.

Operating Results for the Three Months Ended December 31, 2007

During the three months ended December 31, 2007 we recognized a total of $405 of interest income on our two loans.  General and administrative expenses amounted to $39,033 for the three months ended December 31, 2007 consisting primarily of $31,217 of professional fees related to our SB-2 filing, $3,000 of consulting fees paid to our officers and $1,065 of licenses and permit fees.

We incurred a net operating loss of $38,628 for the three months ended December 31, 2007.  The net operating loss is the result of general and administrative expenses and limited revenues during the three months ended December 31, 2007.

Operating Results for the Six Months Ended December 31, 2007

We commenced receiving revenue on our second loan during the six months ended December 31, 2007 and recognized a total of $836 of interest income on the two loans.  General and administrative expenses amounted to $43,873 for the six months ended December 31, 2007 consisting primarily of $31,217 of professional fees related to our SB-2 filing, $6,000 of consulting fees paid to our officers and $1,965 of licenses and permit fees.

We incurred a net operating loss of $43,037 for the six months ended December 31, 2007.  The net operating loss is the result of general and administrative expenses and limited revenues during the six months ended December 31, 2007.  We had a provision for income taxes of $800 resulting in a net loss for the six months of $43,837. The net loss during the six months reflects initial start-up costs of our operations as well as compensation costs to officers coupled with limited operating revenues. We expect operating losses to continue until we are able to develop and increase our loan portfolio and complete the SB-2 registration process.

Equity and Capital Resources

We have incurred losses since we began operating our business and, as of December 31, 2007, we had an accumulated deficit of $56,742.  As of December 31, 2007 we had cash of $13,731 and working capital of $2,826.

We expect our loan commitments will continue to increase during the foreseeable future as a result of increasing our loan portfolio.  Revenues from the repayment of loans in the form of interest income and principal repayment are expected to increase in proportion to the number and size of home improvement loans made by us.  Consequently, we are dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan until interest income is sufficient to cover our operating expenses.  If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse affect on our anticipated results from operations and financial condition.  There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate.  As of the date of this prospectus, we did not have any commitments from any source to provide additional capital.  Even if we are able to secure outside financing, it may not be available in the amounts or times when we require.  Furthermore, such financing would likely take the form of bank loans, private placement of debt or equity securities or some combination of these.  The issuance of additional equity securities would dilute the stock ownership of current investor while incurring loans, lines of credit or debt by Tedom would increase our capital requirements and possible loss of valuable assets if such obligations were not repaid in accordance with their terms.

Recent Financing Transactions

Since inception, we have been funded through outside capital investments.  Since inception and through December 31, 2007, we had raised $70,000 from the private sale of our common stock at a valuation of $0.01 per share. Subsequent to December 31, 2007, we raised an additional $20,000 pursuant to a convertible promissory note bearing interest at 10% and convertible into shares of our common stock at a conversion rate of $0.15 per share.

The valuation of our common stock in these private sales was the fair value as determined by the Board of Directors. We did not obtain contemporaneous valuations by an unrelated valuation specialist because, at the times of the issuances of stock, our efforts were focused on establishing our business and the financial resources for doing so were limited.

Determining the fair value of our stock in the early development stage of our business and the absence of any public market for our stock requires various subjective judgments. While we did not utilize any specific methodology, we considered various significant factors in valuing these shares which included the early stage development of our lending business, the net worth of the Company, the prospects for our business, the general condition of the housing market, the restricted nature of the shares being issued and the limited sources of capital available to us. These valuations were also influenced by arms-length negotiations between our Board and the unrelated investors. While the Board used its best judgment in evaluating these factors, there is inherent uncertainty in any such valuation.

Off-Balance Sheet Arrangements

Since our inception through December 31, 2007, we have not engaged in any off-balance sheet arrangements as defined in Item 303(c) of the SEC’s Regulation S-B.

Critical Accounting Policies

The discussion and analysis of our financial conditions and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States.  The preparation of financial statements requires managers to make estimates, including, but not limited to, those related to revenue recognition.  We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments.  Actual results could differ from those estimates.  We believe that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our financial statements.

Revenue Recognition

Interest income on our loans accrues by the effective interest method.  Interest revenue will generally be suspended when a loan is impaired or non-performing.  A loan will be considered non-performing when the payment of principal or interest is 120 days past due.  A loan will be deemed impaired when, based on current information and events; it is probable that we will be unable to collect all amounts due according to the terms of the loan.  We will not hold loans for resale, prepare loan documents or service any loans, but will assign impaired loans to a collection agency.  As a result, there will be no revenues from loan fees, collection fees or similar charges.

Allowances for Loan Losses

When deemed necessary, we will set an allowance for possible credit losses on loans.  Additions to the reserve are based on an assessment of certain factors including, but not limited to, estimated future losses on the loans and general economic conditions.  Actual losses on loans will be recorded as a charge-off or reduction of the loan loss reserve.  Subsequent recoveries of loan amounts previously charged off will be recorded as an increase to the loan loss reserve.

Fair value of Financial Instruments

The carrying amounts of cash, interest receivables, prepaid expenses and other current assets due from affiliates, accounts payable and accrued expenses will approximate fair value due to their short maturities.  The carrying value of investments in loans, net of the allowance for the loan losses, will approximate fair value, which will be estimated based upon the projected cash flows discounted at the estimated current rates at which similar loans with similar collateral would be made.

Long-lived Assets

Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable.  This standard did not have a material effect on our results of operations, cash flows or financial position for the periods covered in these financial statements.

Value of Stock Issued for Services

We may issue shares of our common stock in exchange for, or in settlement of, services.  Our management values the shares issued in such transactions at either the then market price of our common stock (if a trading market exists) or as determined by the Board of Directors and after taking into consideration factors such as volume of shares issued or trading restrictions, or the value of the services rendered, whichever is more readily determinable.

Income taxes

The Company accounts for its income taxes under the provisions of Statement of Financial Accounting Standards 109 (“SFAS109”).  The method of accounting for income taxes under SFAS 109 is an asset and liability method.  The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.  The Company has net operating loss carryforwards totaling approximately $50,500 at December 31, 2007 for Federal income tax purposes available to offset future taxable income through 2027.  Deferred tax assets consist substantially of the net operating loss carryforward.  The Company has made a 100% valuation allowance against the deferred tax asset.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

DESCRIPTION OF PROPERTY

Our corporate offices are located at 1311 Sartori Avenue, Suite 11, Torrance, CA 90501. Our mailing address is 15332 Antioch Street, Suite 448 , Pacific Palisades, CA  90272 . We are currently being provided the Sartori Ave. office space on a rent-free basis. We expect the rent of $200 per month to be waived for the foreseeable future. We believe this space is currently adequate and plans to move to expanded office space are contingent upon expanding our business and hiring additional employees.

LEGAL PROCEEDINGS

We are not a party to any material or legal proceeding and, to our knowledge, none is contemplated or threatened.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Board of Directors currently consists of three members.  Each director holds office until his successor is duly elected by the stockholders.  Executive officers serve at the pleasure of the Board of Directors.  Our current directors and executive officers are:

Name	Age	Position	Held Since

Eric Grunfeld	32	President, Secretary and Chairman	1/15/2007
Jason Weilert	32	Chief Financial Officer and Director	1/15/2007 10/17/2007
Jonathan Jeffers	28	Director	10/17/2007

Eric Grunfeld founded and has served as the Chief Executive Officer of Tedom Capital since it commenced business in early 2007.  From early 2005 to 2006, Mr. Grunfeld was an associate at Kann Capital, a Los Angeles based investment banking firm specializing in mergers, acquisitions and corporate finance.

From 2003 to 2005, Mr. Grunfeld served as Vice President of Operations at South Lake Financial, a Southern California mortgage lender specializing in both residential and commercial loans.  From 1999 to 2002, Mr. Grunfeld acted as a management consultant at Pricewaterhouse Coopers in New York City where he was responsible for gathering, analyzing and conveying financial and market data to Client Management.  Mr. Grunfeld also serves as a member of the Beverly Hills division of Toastmasters (a speech and debate club).  Mr. Grunfeld earned his bachelor's degree at Yeshiva University, School of Business and is currently obtaining his Master of Business Administration at Pepperdine University, The George L. Graziadio School of Business and Management.  Mr. Grunfeld currently devotes 50% of his time to Tedom’s business.  However, after April 2008, upon his completion of studies at Pepperdine University, he will devote 100% of his time to Tedom’s business.

Jason Weilert, an experienced accounting and finance professional, joined Tedom Capital since it commenced business in 2007 as Chief Financial Officer and was appointed to the Board of Directors on October 17, 2007.  Since January 2007, Mr. Weilert has simultaneously served as our CFO and as a Senior Accountant for Viking River Cruises, the world's largest river cruise operator.  From June 2005 to December 2006, he worked on the finance team at Ownit Mortgage Solutions, a sub-prime mortgage lender.  Before this, he served as a tax accountant and business manager at the CPA firm, Schuch, Bagley & Associates from January 2004 to June 2005.  From June 2001 to December 2003, Mr. Weilert served as a manager with Informa Research Services, a financial market research firm.  Mr. Weilert earned his bachelor's degree at University of California, Santa Barbara and earned a certificate in accounting from UCLA Extension.  He is currently seeking his CPA certification.  Mr. Weilert currently devotes 40% of his time to Tedom’s business and will increase his time devoted to Tedom’s business when and if its growth requires additional time on his behalf.

At the present time and level of activity the amount of time devoted to Tedom’s business by its two executive officers is deemed adequate to properly manage Tedom’s affairs.

Jonathan Jeffers was appointed to the Board of Directors on October 17, 2007.  From February 2004 to the present, Mr. Jeffers has been the president and founder of Jeffers Design Firm, a graphic design firm specializing in website design including specialization in vector graphics and animations.  From October 2001 to December 2003, Mr. Jeffers worked as head designer for www.thatglow.com, an online retailer specializing in high-end maternity wear.  In addition to running his graphic firm, Mr. Jeffers has also produced several motion pictures including The Wizard King, a short film that was nominated for the American Independent Award at the 2007 Florida Film Festival.

Directors serve for a one-year term.  Our Bylaws currently provide for three to six directors.  Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

Corporate Governance

Our board of directors has three directors and has established an Audit Committee, as its sole standing committee.  Our board does not have an executive committee or any committee performing similar functions.  We are not currently listed on a national securities exchange or on an inter-dealer quotation system that has requirements that a majority of the board of directors be independent, however, the board has determined that one of our directors, Mr. Jeffers, is “independent” under the definition set forth in the listings of the NASDAQ Stock Market, Inc., which is the definition our board has chosen to use for the purposes of determining independence.  In addition, our board has determined that only one member of its Audit Committee, meets the standards for independence set forth in the listing standards of the NASDAQ Stock Market, Inc.  Consequently, we do not yet meet the criteria for independence for all audit committee members set forth in the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated under that Act.

Board Meetings and Committees

Our Board of Directors held two meetings between January 15, 2007 and December 31, 2007 and acted by unanimous written consent on eleven occasions.  Each director during the period participated in at least 75% or more of the aggregate number of the meetings of the Board held during the time that person was a director and any committee on which he served.

Audit Committee

The Audit Committee of our board of directors is responsible for reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by our board, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs.  Our audit committee consists of Mr. Jeffers who serves as chairman and Mr. Weilert.  Due to the fact that we are in our business development stage and have not yet assembled our complete management team, the audit committee does not currently have exclusively disinterested directors as members nor does it have a member who qualifies as a disinterested “audit committee financial expert” under the federal securities laws.  We hope to be able to have a fully independent Audit Committee by the end of 2008.

Compensation and Nominations Committees

We currently have no compensation or nominating committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation and nominations to the board of directors.

Stockholder Communication Policy

Stockholders may send communications to the Board or individual members of the Board by writing to them, care of Secretary, Tedom Capital, Inc., 15332 Antioch Street, Suite 448, Pacific Palisades, California  90272, who will forward the communication to the intended director or directors.  If the stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality. Examples of ways to submit a confidential communication would be to conspicuously mark “CONFIDENTIAL” on any envelope or package submitted or, if an e-mail communication, request the Director’s personal e-mail address to send your communication rather than the Company’s e-mail address.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Tedom Capital.  We will provide any person, without charge, a copy of this Code.  Requests for a copy of the Code may be made by writing to Tedom Capital, Inc., 15332 Antioch Street, Suite 448, Pacific Palisades, California  90272.  Attention: Secretary.

Indemnification of Executive Officers and Directors

The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article IX of our Bylaws states that we may provide indemnification of our agents, including our officers and directors to the maximum extent permitted by the Delaware Corporation Law.  In the event that a claim for indemnification (other than the payment by us of expenses incurred or paid by our sole director and officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is appropriate and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth the compensation of our Chief Executive Officer during the last fiscal year ended December 31, 2006.  No officers or directors received annual compensation in excess of $100,000 during the last completed fiscal year.

Summary Compensation Table

Name & Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensa-tion ($)	Total ($)
Eric Grunfeld (CEO)	2006(1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
_____________________________

(1) For the period December 26, 2006 (formation) to December 31, 2006.

Mr. Grunfeld has provided services to us at no charge during the early stages of our business.  As of February 2007, we commenced paying our CEO and CFO a monthly salary of $500.00.  Through December 31, 2007, Mr. Grunfeld had been paid $5,300 and Mr. Weilert had been paid $5,250.  Each officer also had $500 of accrued but unpaid salary as of December 31, 2007. As our business progresses and grows, we expect to be able to increase salaries to each of our officers.  However, no salary increase will occur unless and until we start realizing net income from operations.  We also expect to hire part-time and full-time employees and consultants who will be paid compensation and consulting fees.

Employment/Consulting Agreements

We do not have any written employment or consulting agreements.

On January 16, 2007 we retained the services of a marketing consultant to assist with client generation.  As of July 1, 2007 we commenced paying $300 per month for her consulting services.   The consultant had been paid $1,800 through December 31, 2007.

These services are rendered on a month-to-month basis, and either party has the right to terminate the services at any time for any reason.

Stock Option Plan

We do not have a stock option plan and we have not issued any warrants, options or other rights to acquire our securities.  However, we intend to adopt an incentive and non-statutory stock option plan during the year 2008.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director's Compensation

At present we do not pay our directors for attending meetings of our Board of Directors, although we expect to adopt a director compensation policy during the 2008 year.  We have no standard arrangement pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of January 31, 2008, the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are no known pending or anticipated arrangements that may cause a change in control.

Name and Address	Number of Shares Owned Beneficially	Percentages Before Offering	Percentages After Offering (1)

Eric Grunfeld President, CEO, Director 410 Wilshire Blvd., Suite 183 Santa Monica, CA 90401	10,000	*	*

Jason Weilert Chief Financial Officer, Director 410 Wilshire Blvd., Suite 183 Santa Monica, CA 90401	10,000	*	*

Jonathan Jeffers, Director 1203 Ruffin Street, Ste. F-5 Durham, NC 27701	10,000	*	*

All Executive Officers and Directors as a group (3 people)	30,000	*	*

Name and Address	Number of Shares Owned Beneficially	Percentages Before Offering	Percentages After Offering (1)

Stockholders owning 5% or more of outstanding stock

Naven Properties, LLC Carla Haskell, Manager 2620 South Maryland Parkway, Ste 847 Las Vegas, NV 89109	7,000,000	99.55%	77.5%

 *   Represents less than 1% of outstanding shares.
(1)  Assumes the sale of all 2,000,000 shares offered hereby.

Controlling Stockholder of Tedom Capital

Through January 31, 2008, we have issued 7,000,000 shares of our common stock to Naven Properties, LLC, representing 99% of the outstanding shares of stock and will represent at least 77.5% ownership, even if the maximum number of shares offered by this prospectus are sold.  Consequently, the manager of Naven Properties, LLC, will be able to elect all the directors of Tedom Capital and approve or disapprove any corporate action requiring stockholder approval.  While the manager does not intend to seek any change in our current management or business operations, the manager could require us to make changes in the future should the manager choose to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Through February 1, 2008, the Company had shared office space with its CEO, Mr. Eric Grunfeld at a monthly rental rate of $250 per month.  Mr. Grunfeld waived reimbursement of the rental expense and as such, the amount has been added to additional paid-in capital.  Rent expense for the three and six months ended December 31, 2007 was $750 and $1,500 respectively.

On February 4, 2008 we moved into new executive office space located in Torrance, California. While the market rental rate for this space is $200 per month, the lessor has agreed to waive all rent for the foreseeable future and until our cash flow permits such payments.  While the lessor is not related to Tedom or any of its officers or directors, he does nevertheless wish to help Tedom with this oral rental arrangement which has been provided by the lessor as an accommodation to assist us in the early stage of our business development.  Waived rental expense will be reflected as additional paid-in capital.

Should a transaction, proposed transaction, or series of transactions involve one of our officers or directors or a related entity or an affiliate of a related entity, or holders of stock representing 5% or more of the voting power (a “related entity”) of our then outstanding voting stock, the transactions must be approved by the unanimous consent of our board of directors.  In the event a member of the board of directors is a related party, that member will abstain from the vote.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share.  We are not authorized to issue any class of preferred stock.  We had 7,030,000 shares of our common stock outstanding as of January 31, 2008.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.  However, cumulative voting for the election of directors then standing for election may be available under California Corporate Law. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our business, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any then outstanding securities having such preference over the common stock and payment of other claims of creditors.  Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will upon payment therefore, be duly and validly issued, fully paid and non-assessable.

PLAN OF DISTRIBUTION

The shares being offered in this prospectus are not listed on any stock exchange nor traded in any public market.  If no trading market develops for our common stock, it will be difficult to sell your shares or, if sold, it may be difficult to resell the shares for a price at or about the current offering price.  Even if a trading market is established, there is no assurance that such trading market can be sustained.

We are offering up to a total of 2,000,000 shares of common stock in a best efforts, minimum-maximum, direct public offering, without any involvement of underwriters.  The offering price is $.25 per share.  The offering will terminate within 90 days from the date of this prospectus.

At our sole discretion, we may extend the offering for up to an additional 90 days.  We also have the right to terminate this Offering at any time prior to the expiration of the offering period.  We must sell a minimum of 400,000 shares in this Offering in order to close the offering.  All investor funds will be held in an escrow, trust or similar account until proceeds of at least $100,000 is obtained.  Once the Minimum Offering of $100,000 is achieved, all cleared funds will be available to us following receipt from the investor and deposited into our bank account.  If the Minimum Offering of 400,000 shares is not achieved, all funds paid by investors will be returned without interest or deductions.  If the Minimum Offering is achieved, we will use our best efforts to sell as many additional shares as possible up to the Maximum Offering amount of 2,000,000 shares.  After the Minimum Offering amount is realized, we may continue the offering and sell as many additional shares as we deem appropriate and may close the offering at any time and on any number of shares between the Minimum and Maximum Offering amounts.  After the Minimum Offering is achieved, there is no assurance that we will sell all or any part of the remaining shares offered by this prospectus.  We may accept or reject any subscription amount from any investor in our sole discretion or we may accept only part of a subscription amount.  Expenses related to the offering are estimated to be $40,000 however, only 15% of the proceeds of this Offering will be allocated to pay offering expenses (up to $40,000 if total proceeds of $500,000 are raised).  If expenses exceed 15% of the proceeds raised, the balance will be paid by one or more of our existing stockholders out of personal funds.

We will sell the shares in this Offering primarily through our officers and directors.  They will receive no commission from the sale of any Shares.  They will not register as a broker/dealer under the 1934 Act in reliance upon Rule 3a4-1 under the 1934 Act.  Eric Grunfeld will register as the issuer-agent in those states requiring such registration.  However, we may pay commissions and expenses of up to 10% of all proceeds raised by brokers, dealers, finders or selling agents who may participate in this Offering.

No officers, directors or related parties will purchase shares to meet the Minimum Offering amount.  If and when the Minimum Offering amount is realized, officers and directors may purchase shares in this offering, however any such purchases will be held for investment.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers or persons exempt from such registration.  In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We intend to sell our shares in the state of California and Nevada however we may expand the offering into additional states should the officers deem it appropriate to do so.

Procedures for Subscribing

If you decide to subscribe for any Shares in this Offering, you must

1.	Execute and deliver a subscription agreement indicating the number of shares you want to purchase.
2.	Deliver a check, money order or contemporaneous wire transfer for the aggregate purchase price to us.
3.
Any subscription may be accepted or rejected, in whole or in part, in the sole discretion of management.  Proceeds representing any portion of your subscription not accepted or if the offering is cancelled, will be promptly refunded to you with any interest earned thereon.

All checks, money orders or certified checks for subscriptions must be made payable to “TEDOM CAPITAL INC.” You can contact Eric Grunfeld to obtain fund wiring instructions.

Once you have submitted your Subscription Agreement, you cannot withdraw or reduce it unless we cancel the entire offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market for our common stock and a regular trading market may not develop, or if developed, may not be sustained.  Unless and until a trading market exists, a stockholder in all likelihood will not be able to resell his or her securities should he or she desire to do so.  While we will endeavor to have our common stock listed for trading on the Over-the-Counter Bulletin Board (OTCBB), there is no assurance that we will be able to do so.  We have no current proposals, arrangements, or understandings with any person with regard to the development of a trading market in our common stock nor have we retained a market maker to pursue any listing.

The process for listing a company’s shares for trading on the OTCBB is a lengthy one.  The process requires a market maker to file a listing application with the National Association of Securities Dealers (“NASD”) on our behalf.  The application is reviewed by the NASD and may or may not be approved.  The process of seeking OTCBB listing can take 60 days or more to complete and any listing is contingent on the NASD approving our application.  If our application is approved, the NASD will assign us a trading symbol which will then become listed and quoted on the OTCBB.

Being listed on the OTCBB will facilitate buyers and sellers to consummate purchases and sales of our stock as well as allowing the market price to adjust to reflect current valuations of our business.  We do not anticipate engaging a market maker to initiate the OTCBB listing application until this Offering has been completed.

Penny Stock Considerations

Our common stock will be deemed to be “penny stock” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor.  In addition, under the penny stock regulations the broker-dealer is required to:

●
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

●
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our common stock even if our common stock becomes publicly traded.  In addition, the liquidity for our common stock may be decreased, with a corresponding decrease in the price of our common stock.  Our shares are likely to be subject to such penny stock rules for the foreseeable future.

Common Stock Currently Outstanding

As of January 31, 2008, we had 7,030,000 shares outstanding all of which consist of restricted common stock.  Of this amount 4,500,000 of the shares are eligible for resale pursuant to Rule 144 of the Securities Act.  We are not registering any shares for sale by stockholders in this prospectus nor do we have any plan or commitment to register shares on behalf of any stockholder in the future.

Holders

As of the date of this prospectus, we had four stockholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future.  We plan to retain future earnings, if any, for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Stockholders

As a result of this Offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, and other information with the SEC.  We intend to send annual reports to our stockholders containing audited financial statements.

Transfer Agent

Tedom Capital, Inc. currently serves as its own stock transfer agent.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of Delaware Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of Tedom Capital, Inc.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the shares offered under this registration statement is being passed upon by Cota Duncan & Cole, Roseville, California.

EXPERTS

Our financial statements for the period of December 26, 2006 (inception) through June 30, 2007 included in this prospectus have been so included in reliance on the report of Farber Hass Hurley & McEwen LLP,  independent auditors, given on that firm's authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-148516) under the Securities Act of 1933 regarding the shares of common stock offered hereby.  This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the SEC.

For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules.  Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents.  The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at www.sec.gov.  Our registration statement and other information that we file with the SEC are available at the SEC’s website.

We intend to make available to our stockholders annual reports (on Form 10-KSB) containing our audited consolidated financial statements and make available quarterly reports (on Form 10-QSB) containing our unaudited interim consolidated financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

Tedom Capital, Inc.
15332 Antioch Street, Suite 448
Pacific Palisades, CA 90272
(310) 335-5460

FINANCIAL STATEMENTS

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY

INDEX TO FINANCIAL STATEMENTS
AUDITED

FOR THE PERIOD FROM DECEMBER 26, 2006 (INCEPTION) TO JUNE 30, 2007

Independent Registered Auditors’ Report	F-1

Balance Sheet as of June 30, 2007	F-2

Statements of Operations for the cumulative period from December 26, 2006 (inception) to June 30, 2007	F-3

Statements of Stockholders’ Equity for the period from December 26, 2006, (inception) to June 30, 2007	F-4

Statements of Cash Flows for the period from December 26, 2006 (inception) to June 30, 2007	F-5

Notes to Financial Statements	F-6

UNAUDITED

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2007

Balance Sheets as of December 31, 2007 (unaudited) and June 30, 2007	F-11

Statements of Operations for the three and six months ended December 31, 2007, and for the cumulative period from December 26, 2006 (inception) to December 31, 2007 (unaudited)	F-12

Statements of Stockholders’ Equity for the period from December 26, 2006 (inception) to December 31, 2007 (unaudited)	F-13

Statements of Cash Flows for the period from December 26, 2006 (inception) to December 31, 2007 (unaudited)	F-14

Notes to Financial Statements	F-15

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TEDOM CAPITAL, INC.:

We have audited the accompanying balance sheet of Tedom Capital, Inc. (“the Company”) as of June 30, 2007, and the related statements of operations, stockholders' equity, and cash flows for the period from December 26, 2006 (date of inception) to June 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2007, and the results of its operations and its cash flows for the period from December 26, 2006 to June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has incurred a loss of $12,905 for the period from December 26, 2006 to June 30, 2007, has limited working capital and has generated only nominal revenue since inception. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in the notes to the financial statements. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

By:	/s/ Farber Hass Hurley & McEwen LLP
Farber Hass Hurley & McEwen LLP

December 28, 2007

Camarillo, California

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
BALANCE SHEET

June 30, 2007
ASSETS
CURRENT ASSETS
Cash	$4,442
Loan held for investment, current portion	1,273
Prepaid loan costs	308
Prepaid expenses	244
TOTAL CURRENT ASSETS	6,267

LOAN HELD FOR INVESTMENT, LONG-TERM	9,003

TOTAL ASSETS	$15,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accrued expenses	$1,800
TOTAL LIABILITIES	1,800

STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share
Authorized – 50,000,000 shares
Issued and outstanding – 2,500,000 shares	2,500
Additional paid-in capital	23,875
Deficit accumulated during the development stage	(12,905)
TOTAL STOCKHOLDERS’ EQUITY	13,470

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,270

The accompanying notes are an integral part of the financial statements

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
STATEMENT OF OPERATIONS

From December 26, 2006 (Date of Inception) to June 30, 2007

INTEREST INCOME, NET	$239

DEVELOPMENT STAGE EXPENSES

General and administrative	$12,344

TOTAL DEVELOPMENT STAGE EXPENSES	12,344

NET OPERATING (LOSS)	(12,105)

(LOSS) BEFORE INCOME TAXES	(12,105)

Income tax expense	800

NET (LOSS)	$(12,905)

NET (LOSS) PER COMMON SHARE
Basic and diluted	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING

Basic and diluted	2,143,713

The accompanying notes are an integral part of the financial statements

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
STATEMENT OF STOCKHOLDERS’ EQUITY
DECEMBER 26, 2006 (DATE OF INCEPTION) THROUGH JUNE 30, 2007

				Deficit
	Common Stock		Additional	Accumulated During	Total
	Shares	Amount	Paid-in Capital	the Development Stage	Stockholders’ Equity

Issuance of common stock for
Cash	2,500,000	$2,500	$22,500	-	$25,000

Contribution of rent	-	-	1,375	-	1,375

Net (loss) for the period of
December 26, 2006(inception)
Through June 30, 2007	-	-	-	(12,905)	(12,905)

Balance, June 30, 2007	2,500,000	$2,500	$23,875	$(12,905)	$13,470

The accompanying notes are an integral part of the financial statements

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
STATEMENT OF CASH FLOWS

From December 26, 2006 (Date of Inception) to June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(12,905)
Adjustments to reconcile net (loss) to net cash
(used) by operating activities:
Rent contributed by stockholder	1,375
Amortization of loan costs	37
Changes in operating assets and liabilities:
Prepaid expenses	(244)
Accrued expenses	1,800
NET CASH (USED) BY OPERATING ACTIVITIES	(9,937)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan held for investment	(11,500)
Repayments of loan	1,224
Loan costs	(345)
NET CASH USED BY INVESTING ACTIVITIES	(10,621)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	25,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	25,000

NET INCREASE IN CASH
AND CASH EQUIVALENTS	4,442
CASH AND CASH EQUIVALENTS
AT THE BEGINNING OF THE PERIOD	-
CASH AND CASH EQUIVALENTS
AT THE END OF THE PERIOD	$4,442

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION

Interest Paid	$-
Taxes Paid	$-

The accompanying notes are an integral part of the financial statements

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
NOTES TO FINANCIAL STATEMENTS

1. Organization and basis of preparation

The Company was organized December 26, 2006 in Delaware as a loan company primarily focused on funding home improvement loans, typically secured by a deed of trust on the improved property.  From inception through June 30, 2007, the Company has made one home improvement loan.

2. Going concern and management’s plans

The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of the Company’s business. The Company’s ability to continue as a going concern is dependent on various factors including, among others, its ability to raise additional debt or equity financing. There is no assurance that such financing will be available or at terms the Company can meet. For the cumulative period since inception through June 30, 2007, the Company had a net loss and negative cash flow from operations. These losses have adversely impacted the Company’s working capital position. Management is attempting to limit its operating costs until revenue producing operations commence. The Company believes that it will be able to raise additional debt or equity financing which will be sufficient to sustain operations through at least the next twelve months (See Note 6). Accordingly, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount or classification of liabilities that may result from the outcome of the uncertainty.

Management intends to raise funds through the sale of additional equity and/or borrowings and commit substantially all the proceeds to home improvement loans.  Management plans to continue to seek out building contractors involved in the home improvement projects who can refer customers as well as continue to seek out customers, primarily in the Southern California region through advertising, trade show participation and other forms of marketing.  The Company also plans on hiring a person with loan servicing experience to plan and conduct its loan servicing activities. The Company’s inability to obtain sufficient future financing could require it to delay, scale back or eliminate some or all of its loan funding and expansion programs or to limit the operations or marketing of its home improvement loan programs.

3.  Significant accounting policies

Estimates and assumptions

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States which requires management to make  estimates and assumptions that effect the accounting for and recognition of assets, liabilities, stockholders’ equity, revenue and expenses. Estimates and assumptions are made because certain information is dependent on future events. Actual results could differ from those estimates.

Revenue recognition

Loan origination fees and certain direct origination costs are deferred as an adjustment to the carrying value of the loans. These fees and costs are recognized as an adjustment to interest income as the loans are repaid.

Interest income is accrued as earned on loans held for investment.

Amounts received in payment of loans held for investment that exceed the scheduled monthly payment, are treated as a principal reduction.

Loan loss reserves

The Company characterizes a loan as “non-performing” if the payment of principal or interest is 120 days past due and as “impaired” if the Company will be unable to collect all amounts due according to the terms of the loan. When the Company has impaired or non-performing loans, management will evaluate the collectibility of such loans in light of the types and dollar amounts of loans in the Company’s loan portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and underlying collateral. The Company will then determine if the underlying values of assets securing the impaired or non-performing loans are sufficient to realize the carrying value. If such loans are sufficiently secured, the Company will not make an allowance for loan losses with respect to such loans. If such loan collateral is deemed to be deficient the Company will establish an allowance for loan losses.

Per share information

Basic and diluted loss per share are determined by dividing the net loss by the weighted average shares of common stock outstanding during the period. There are no outstanding stock options or warrants.

Cash and cash equivalents

The Company considers all highly liquid debt instruments with original maturity dates of three months or less when purchased to be cash equivalents. At June 30, 2007 there were no cash equivalents. The Company maintains its cash in a reputable bank which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Concentration risk

Substantially all assets are held in one loan held for investment.  The Company considers the collateral on this loan sufficient.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107),"Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying value of all financial instruments potentially subject to valuation risk (principally consisting of loan held for investment and accrued expenses) approximates fair value based upon prevailing interest rates available to the Company.

Income taxes

The Company accounts for its income taxes under the provisions of Statement of Financial Accounting Standards 109 ("SFAS 109"). The method of accounting for income taxes under SFAS 109 is an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Recent accounting pronouncements

SFAS No. 159 – In February 2007, the Financial Accounting Standards Board (the “FASB”) issued Statements of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The Company will adopt SFAS No. 159 on July 1, 2008.

Additionally, there are no recently issued accounting standards with pending adoptions that the Company’s management currently anticipates will have any material impact upon its financial statements.

4.   Loan held for investment

At June 30, 2007, loan held for investment consisted of the following:

Type of Loan	Number Outstanding	Aggregate Balance Outstanding	% of Loan Portfolio	Range of Interest Rates	Weighted Average of Interest Rates	Range of Remaining Term (years)	Weighted Average of Remaining Term (years)
Secured Loan	1	$10,276	100%	7.5%	7.5%	6.5	6.5
Unamortized Loan Costs	-	308	-	-	-	-	-
Total	1	$10,584	100%	7.5%	7.5%	6.5	6.5

The Secured Loan is collateralized by a 2nd deed of trust encumbering the real property.

5.   Related party transactions

Through June 30, 2007 the Company has paid their CEO, Mr. Eric Grunfeld, and their CFO, Mr. Jason Weilert, $1,800 and $2,250, respectively for services provided to the Company.  As of June 30, 2007, the Company owed the officers $1,000 for their services and said amount is included in accrued expenses.

Through June 30, 2007, the Company has shared office space from their CEO, Mr. Eric Grunfeld at $250 per month.  Mr. Grunfeld has waived reimbursement of the rental expense and as such, the amount has been added to additional paid-in capital.  Rent expense for the period ended June 30, 2007 was $1,375.

6.  Stockholders’ equity

On January 19, 2007, the Company’s Board of Directors increased the authorized common stock to 50,000,000 shares, $0.001 par value.  The accompanying balance sheet at June 30, 2007 gives effect to the new authorization.

On February 5, 2007, the Company issued 1,000,000 shares of its common stock to an unrelated party in exchange for $10,000 cash.

On February 23, 2007, the Company issued 1,500,000 shares of its common stock to an unrelated party in exchange for $15,000 cash.

The Company intends to file a Form SB-2 with the U.S. Securities and Exchange Commission in November 2007, and proposes to raise up to $500,000 in capital to finance its plan of operation.

7.  Provision for income taxes

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes, SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  The total deferred tax asset is $2,537, as of June 30, 2007, which is calculated by multiplying a 22% estimated tax rate by the cumulative NOL of $11,530.  The total valuation allowance is a comparable $2,537.

Below is a chart showing the estimated federal net operating losses and the year in which they will expire.

YEAR	AMOUNT	EXPIRATION

2007	$11,530	2027
Total	$11,530

8.  Subsequent events

During July 2007, the Company issued 1,000,000 shares of its common stock to an unrelated party in exchange for $10,000 cash.

During September 2007, the Company issued 3,500,000 shares of its common stock to an unrelated party in exchange for $35,000 cash.

During October 2007, the Company issued 10,000 shares to Mr. Eric Grunfeld, CEO and Director, 10,000 shares to Mr. Jason Weilert, CFO and Director and 10,000 shares to Mr. Jonathan Jeffers, Director for services rendered to the Company.

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
BALANCE SHEETS

	December 31, 2007 (unaudited)	June 30, 2007
ASSETS
CURRENT ASSETS
Cash	$13,731	$4,442
Loans held for investment, current portion	2,507	1,273
Prepaid loan costs	482	308
Prepaid expenses	-	244
TOTAL CURRENT ASSETS	16,720	6,267

LOANS HELD FOR INVESTMENT, LONG-TERM	15,825	9,003

TOTAL ASSETS	$32,545	$15,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accrued expenses	$13,412	$1,800
TOTAL LIABILITIES	13,412	1,800

STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share
Authorized – 50,000,000 shares
Issued and outstanding – 7,030,000 shares and 2,500,000 shares, as of December 31, 2007 and June 30, 2007, respectively	7,030	2,500
Additional paid-in capital	68,845	23,875
Deficit accumulated during the development stage	(56,742)	(12,905)
TOTAL STOCKHOLDERS’ EQUITY	19,133	13,470

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,545	$15,270

The accompanying notes are an integral part of the financial statements

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31, 2007	Six Months Ended December 31, 2007	From December 26, 2006 (Date of Inception) to December 31, 2007

INTEREST INCOME, NET	$405	$836	$1,075

DEVELOPMENT STAGE EXPENSES

General and administrative	39,033	43,873	56,217

TOTAL DEVELOPMENT STAGE EXPENSES	39,033	43,873	56,217

NET OPERATING (LOSS)	$(38,628)	$(43,037)	$(55,142)

(LOSS) BEFORE INCOME TAXES	(38,628)	(43,037)	(55,142)

Income tax expense	-	800	1,600

NET (LOSS)	$(38,628)	$(43,837)	$(56,742)

NET (LOSS) PER COMMON SHARE
Basic and diluted	$(0.01)	$(0.01)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING

Basic and diluted	7,024,457	5,455,163	3,689,394

The accompanying notes are an integral part of the financial statements

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
STATEMENT OF STOCKHOLDERS’ EQUITY
DECEMBER 26, 2006 (INCEPTION) THROUGH DECEMBER 31, 2007
(UNAUDITED)

				Deficit Accumulated	Total
	Common Stock		Additional	During the	Stockholders’
	Shares	Amount	Paid-in Capital	Development Stage	Equity

Issuance of common stock for
Cash	2,500,000	$2,500	$22,500	-	$25,000

Contribution of rent	-	-	1,375	-	1,375

Net (loss) for the period of
December 26, 2006(inception)
Through June 30, 2007	-	-	-	(12,905)	(12,905)

Balance, June 30, 2007	2,500,000	$2,500	$23,875	$(12,905)	$13,470

Issuance of common stock for
Cash	4,500,000	4,500	40,500	-	45,000

Issuance of common stock for
Services	30,000	30	2,970	-	3,000

Contribution of rent	-	-	1,500	-	1,500

Net (loss) for the six months
Ended December 31, 2007	-	-	-	(43,837)	(43,837)

Balance, December 31, 2007	7,030,000	$7,030	$68,845	$(56,742)	$19,133

The accompanying notes are an integral part of the financial statements

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended December 31, 2007	From December 26, 2006(Date of Inception) to December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(43,837)	$(56,742)
Adjustments to reconcile net (loss) to net cash
(used) by operating activities:
Common stock issued for services	3,000	3,000
Rent contributed by stockholder	1,500	2,875
Amortization of loan costs	69	106
Changes in operating assets and liabilities:
Prepaid expenses	244	-
Accrued expenses	11,612	13,412
NET CASH (USED) BY OPERATING ACTIVITIES	(27,412)	(37,349)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans held for investment	(10,491)	(21,991)
Repayment of loans	2,435	3,659
Loan costs	(243)	(588)

NET CASH USED BY INVESTING ACTIVITIES	(8,299)	(18,920)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	45,000	70,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	45,000	70,000

NET INCREASE IN CASH
AND CASH EQUIVALENTS	9,289	13,731
CASH AND CASH EQUIVALENTS
AT THE BEGINNING OF THE PERIOD	4,442	-
CASH AND CASH EQUIVALENTS
AT THE END OF THE PERIOD	$13,731	$13,731

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION

Interest Paid	$-	$-
Taxes Paid	$-	$-

The accompanying notes are an integral part of the financial statements

TEDOM CAPITAL, INC.
A DEVELOPMENT STAGE COMPANY
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

1. Organization and basis of preparation

The Company was organized December 26, 2006 in Delaware as a loan company primarily focused on funding home improvement loans, typically secured by a deed of trust on the improved property.  From inception through December 31, 2007, the Company has made 2 home improvement loans since inception.

The accompanying interim financial statements for the period ended December 31, 2007 have been prepared without audit and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of financial position and the results of operations for the interim periods.  The statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such SEC rules and regulations.  Operating results for the period of inception through December 31, 2007, are not necessarily indicative of the results that may be expected for the year ending June 30, 2008.

2. Going concern and management’s plans

The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of the Company’s business. The Company’s ability to continue as a going concern is dependent on various factors including, among others, its ability to raise additional debt or equity financing. There is no assurance that such financing will be available or at terms the Company can meet. For the cumulative period since inception through December 31, 2007, the Company had a net loss and negative cash flow from operations. These losses have adversely impacted the Company’s working capital position. Management is attempting to limit its operating costs until revenue producing operations commence. The Company believes that it will be able to raise additional debt or equity financing which will be sufficient to sustain operations through at least the next twelve months (See Note 6). Accordingly, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount or classification of liabilities that may result from the outcome of the uncertainty.

Management intends to raise funds through the sale of additional equity and/or borrowings and commit substantially all the proceeds to home improvement loans.  Management plans to continue to seek out building contractors involved in the home improvement projects who can refer customers as well as continue to seek out customers, primarily in the Southern California region through advertising, trade show participation and other forms of marketing.  The Company also plans on hiring a person with loan servicing experience to plan and conduct our loan servicing activities. The Company’s inability to obtain sufficient future financing could require it to delay, scale back or eliminate some or all of its loan funding and expansion programs or to limit the operations or marketing of its home improvement loan programs.

3.  Significant accounting policies

Estimates and assumptions

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States which requires management to make  estimates and assumptions that effect the accounting for and recognition of assets, liabilities, stockholders’ equity, revenue and expenses. Estimates and assumptions are made because certain information is dependent on future events. Actual results could differ from those estimates.

Revenue recognition

Loan origination fees and certain direct origination costs are deferred as an adjustment to the carrying value of the loans. These fees and costs are recognized as an adjustment to interest income as the loans are repaid.

Interest income is accrued as earned on loans held for investment.

Amounts received in payment of loans held for investment that exceed the scheduled monthly payment, are treated as a principal reduction.

Loan loss reserves

The Company characterizes a loan as “non-performing” if the payment of principal or interest is 120 days past due and as “impaired” if the Company will be unable to collect all amounts due according to the terms of the loan. When the Company has impaired or non-performing loans, management will evaluate the collectibility of such loans in light of the types and dollar amounts of loans in the Company’s loan portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and underlying collateral. The Company will then determine if the underlying values of assets securing the impaired or non-performing loans are sufficient to realize the carrying value. If such loans are sufficiently secured, the Company will not make an allowance for loan losses with respect to such loans. If such loan collateral is deemed to be deficient the Company will establish an allowance for loan losses.

Per share information

Basic and diluted loss per share are determined by dividing the net loss by the weighted average shares of common stock outstanding during the period. There are no outstanding stock options or warrants.

Concentration risk

Substantially all assets are held in two loans held for investment.  One of the two loans is unsecured.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107),"Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company.

SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying value of all financial instruments potentially subject to valuation risk (principally consisting of  Loan held for investment and accrued liabilities) approximates fair value based upon prevailing interest rates available to the Company..

Income taxes

The Company accounts for its income taxes under the provisions of Statement of Financial Accounting Standards 109 ("SFAS 109"). The method of accounting for income taxes under SFAS 109 is an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Recent accounting pronouncements

SFAS No. 159 – In February 2007, the Financial Accounting Standards Board (the “FASB”) issued Statements of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The Company will adopt SFAS No. 159 on July 1, 2008.

There are no recently issued accounting standards with pending adoptions that the Company’s management currently anticipates will have any material impact upon its financial statements.

4.   Loans held for investment

At December 31, 2007, loans held for investment consisted of the following:

Type of Loan	Number Outstanding	Aggregate Balance Outstanding	% of Loan Portfolio	Range of Interest Rates	Weighted Average of Interest Rates	Range of Remaining Term (years)	Weighted Average of Remaining Term (years)
Secured Loan	1	$8,382	46%	7.5%	7.5%	6.25	6.25
Unsecured Loan	1	9,950	54%	10.7%	10.7%	6.5	6.5
Unamortized Loan Costs	-	482	-	-	-	-	-
Total	2	$18,814	100%	7.5% - 10.7%	7.5% - 10.7%	6.4	6.4

The secured loan is collateralized by a 2nd deed of trust encumbering the real property. No security is available on the unsecured loan.

5.   Related party transactions

Through December 31, 2007 the Company has paid their CEO, Mr. Eric Grunfeld, and their CFO, Mr. Jason Weilert, $5,300 and $5,250, respectively for services provided to the Company. As of December 31, 2007, the Company owed the officers $1,000 for their services and said amount is included in accrued expenses.

Through December 31, 2007, the Company has shared office space from their CEO, Mr. Eric Grunfeld at $250 per month.  Mr. Grunfeld has waived reimbursement of the rental expense and as such, the amount has been added to additional paid-in capital.  Rent expense for the three and six months ended December 31, 2007 was $750 and $1,500, respectively.

6.  Stockholders’ equity

On July 3, 2007, the Company issued 1,000,000 shares of its common stock to an unrelated party in exchange for $10,000 cash.

On September 19, 2007, the Company issued 3,500,000 shares of its common stock to an unrelated party in exchange for $35,000 cash.

On October 17, 2007, the Company issued 10,000 shares of its common stock to Mr. Eric Grunfeld, CEO and Director, 10,000 shares to Mr. Jason Weilert, CFO and Director and 10,000 shares to Mr. Jonathan Jeffers, Director for services rendered to the Company.  The shares were valued at $0.10 per share, based on the services rendered, for a total of $3,000.

7.  Subsequent events

On February 6, 2008, the Company issued a convertible promissory note in the principal amount of $20,000.  The note bears interest at 10% per annum and is convertible into the Company’s common stock at a conversion rate of $0.15 per share.  The note was issued to one accredited investor without any public solicitation. The investor represented to the Company that the securities were being acquired for investment purposes only and not with an intention to resell or distribute such securities.  The manager of the investor entity had access to information about the Company’s business and financial condition and was deemed capable of protecting its own interests.  The stock was issued pursuant to the private placement exemption provided by Section 4(2) or Section 4(6) of the Securities Act.  These are deemed to be “restricted securities” as defined in Rule 144 under the Securities Act and the warrant certificates and the stock certificates bear a legend limiting the resale thereof.

On February 7, 2008, the Company made an additional home improvement loan in the principal amount of $3,000.  The loan is unsecured and bears interest at 10% per annum.

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PROSPECTUS
FOR
TEDOM CAPITAL, INC.

Dated: March 12, 2008

We are offering a minimum of 400,000 shares and a maximum of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters.  The offering price is $.25 per share.  Until a minimum of 400,000 shares have been purchased (the “Minimum Offering”), all payments for shares will be deposited into an escrow account at City National Bank.  If 400,000 shares are not purchased in this Offering, all payments deposited in the escrow account will be promptly refunded in full, without interest and without any deduction for expenses.  If 400,000 shares are sold in this Offering, all funds held in escrow will be released to us and we will continue to sell shares up to the maximum amount of 2,000,000 shares.  The offering will terminate within 90 days from the date of this prospectus.  At our sole discretion, we may extend the offering for up to an additional 90 days.  There are no minimum investor purchase requirements and if the Minimum Offering is achieved, there will be no continuing arrangements to place the funds in an escrow, trust or similar account.  Upon reaching the Minimum Offering, all cleared funds will be available to us following deposit into our bank account.

Prior to this Offering, there has been no market for our securities.  Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.

There are no underwriting commissions involved in this Offering.  We have agreed to pay all the costs of this Offering.  Our common stock will be sold by our officers and directors for no compensation.  However, we may pay selling commissions of up to 10% to any broker, dealer, finder or agent who assists in selling shares in this Offering.

Dealer Prospectus Delivery Obligation

Until 90 days from the date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters or otherwise participating in this Offering.